Exhibit 4.14
CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.
EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
VECTIVBIO HOLDING AG
COMET MERGER SUB, INC.
COMET THERAPEUTICS, INC.
AND
STICHTING DEPOSITARY INKEF INVESTMENT FUND, AS STOCKHOLDER
REPRESENTATIVE
Dated as of August 30, 2021

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EXHIBITS:
Written Consent    Exhibit A
Closing Steps    Exhibit B
Certificate of Merger    Exhibit C
FIRPTA Certificate    Exhibit D
Consulting Agreement    Exhibit E
Company Stockholder Consent and Joinder    Exhibit F
Study to Investigate in Vivo Distribution of CT-197    Exhibit G
SCHEDULES:
Company Disclosure Schedule

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INDEX OF DEFINED TERMS
Term    Section
Acquisition Proposal    5.12(a)
Action    1.1
Affiliate    1.1
Agreement    Preamble
Ancillary Agreements    3.4(a)
Assignee    2.10(f)
Balance Sheet Liabilities    1.1
Board Approval    Preamble
Business Day    1.1
Capital Stock    1.1
CARES Act    1.1
Certificate    2.8(b)
Certificate of Merger    2.2(b)
Claim Amount    8.3(d)
Claim Notice    8.3(d)
Clinical Trial    1.1
Closing    2.2(a)
Closing Cash    1.1
Closing Cash Consideration    1.1
Closing Date    2.2(a)
Closing Date Statement    2.6
Closing Indebtedness    1.1
Closing Parent Stock Consideration    1.1
Code    1.1
CoMET Platform    1.1
Commerce    3.23(b)
Common Outstanding Shares    1.1
Common Surplus Per Share Percentage    1.1
Common Surplus Ratio    1.1
Company    Preamble
Company Business    1.1
Company Charter    1.1
Company Common Stock    1.1
Company Disclosure Schedule    Article III
Company Equity Plan    1.1
Company Intellectual Property    1.1
Company Licensed Intellectual Property    1.1
Company Material Adverse Effect    1.1
Company Material Contracts    3.12(a)
Company Option    1.1
Company Owned Intellectual Property    1.1
Company Permits    3.18
Company Personnel    1.1
Company Preferred Stock    1.1
Company Product Candidates    1.1
Company Stock    1.1
Company’s Knowledge    1.1
Confidentiality Agreement    1.1
Constitutive Documents    1.1

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Contingent Payment    2.10(a)
Contingent Payment Period    2.10(a)
Contingent Payment Product    1.1
Contract    1.1
Copyrights    1.1
Cover(ed)    1.1
D&O Indemnitees    5.6(c)
Data Protection Laws    1.1
DGCL    1.1
Dissenting Shares    2.9(a)
Earnout Event    2.10(a)
Effective Time    2.2(b)
Encumbrances    1.1
Environmental Claim    1.1
Environmental Laws    1.1
ERISA    1.1
ERISA Affiliate     1.1
Exchange Act    1.1
Exchange Agent    2.8(a)
Exchange Agent Agreement    2.8(a)
Exchange Fund    2.8(a)
Families First Act    1.1
FDA    1.1
FDCA    3.21(a)
Federal Health Care Programs    3.21(e)
Financial Statements    3.5(a)
First Contingent Payment    2.10(a)
Fundamental Representations    1.1
GAAP    1.1
GLP Tox Study Initiation    1.1
Good Clinical Practices    1.1
Good Laboratory Practices     1.1
Good Manufacturing Practices     1.1
Governmental Authority    1.1
Governmental Authorizations    1.1
Governmental Order    1.1
Health Care Laws    3.21(a)
Healthcare Data Requirements    3.22(a)
HIPAA    1.1
IFRS    1.1
IND    1.1
Indebtedness    1.1
Indemnifying Securityholder    8.1
Information Statement    5.9(a)
Insurance Policies    3.19
Intellectual Property    1.1
Intellectual Property Maintenance Costs    1.1
Intellectual Property Maintenance Plan    1.1
Investor Rights Agreement    1.1
IP License    1.1
IRS    1.1
IT Assets    1.1
Know-How    1.1
Knowledge Individuals    1.1

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Law    1.1
Legal Request    10.17
Letter of Transmittal    2.8(b)
Lock-Up Agreement    1.1
Losses    1.1
made available     1.1
Materials of Environmental Concern    1.1
Merger    2.1
Merger Consideration    1.1
Merger Sub    Preamble
Negative Cash Balance    1.1
OFAC    3.23(b)
OHSU    1.1
OHSU Agreement    1.1
Parent    Preamble
Parent Indemnified Party    8.1
Parent Material Adverse Effect    4.1
Parent Ordinary Share    1.1
Parent SEC Documents    4.6
Parent Trading Price     1.1
Patents    1.1
Payroll Tax Executive Order    1.1
Per Share Portion    1.1
Permitted Encumbrances     1.1
Person    1.1
Personal Data    1.1
Pivotal Trial     1.1
Plan    3.15(a)
Pre-Closing Period    5.2(a)
Pre-Closing Tax Contest    5.7(f)
Pre-Closing Tax Period    1.1
Pre-Closing Taxes    1.1
Preferred Liquidation Amount Satisfaction Point    1.1
Pro Rata Share    1.1
Protected Communications    10.17
Protected Health Information    1.1
Registered IP    3.11(a)
Related Party    3.24
Representative Expense Amount    1.1
Representative Expense Fund    1.1
Representative Losses    9.1(e)
Scheduled Securityholder    2.6(b)
SEC    1.1
Second Contingent Payment    2.10(a)
Securities Act    1.1
Selling Entity    1.1
Series A Outstanding Shares    1.1
Series A Per Share Percentage    1.1
Series A Preferred Stock    1.1
Series A Ratio    1.1
Series A-1 Outstanding Shares    1.1
Series A-1 Per Share Percentage    1.1
Series A-1 Preferred Stock    1.1
Series A-1 Ratio    1.1

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Specified Tissue Distribution Study Results     1.1
State Department    3.23(b)
Stockholder Approval    3.7
Stockholder Representative    2.12
Straddle Tax Period    1.1
Subsidiary    1.1
Surplus Per Share Portion    1.1
Surviving Corporation    2.1
Tax    1.1
Tax Authority    1.1
Tax Contest    5.7(f)
Tax Return    1.1
Third Contingent Payment    2.10(a)
Third Party    1.1
Third Party Claim    1.1
Threshold    8.2(a)
Trademarks    1.1
Transaction Expenses    1.1
Transfer Taxes    1.1
Treasury Regulations    1.1
Update Report    2.10(d)
Valid Account Details    1.1
Valid Claim    1.1
Voting Agreement    1.1
Willful Breach    1.1
Written Consent    Recitals

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AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of August 30, 2021, by and among VectivBio Holding AG, a Swiss corporation (“Parent”), Comet Merger Sub, Inc., a Delaware corporation, all of whose stock is owned by Parent or the Exchange Agent (“Merger Sub”), Comet Therapeutics, Inc., a Delaware corporation (the “Company”) and Stichting Depositary Inkef Investment Fund, solely in its capacity as Stockholder Representative hereunder. Capitalized terms used and not otherwise defined herein have the meanings set forth in Section 1.1.
WHEREAS, Parent desires to acquire one hundred percent (100%) of the issued and outstanding capital stock of the Company in a reverse subsidiary merger transaction on the terms and subject to the conditions set forth herein, which transaction will constitute a “Deemed Liquidation Event” under the Company Charter;
WHEREAS, a portion of the consideration payable by Parent in respect of the capital stock of the Company shall be subject to a lock-up agreement, the release of which shall be contingent upon certain events and conditions;
WHEREAS, the board of directors of the Company has, upon the terms and subject to the conditions set forth herein, (a) determined that this Agreement is advisable, (b) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Company and its stockholders, (c) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger, and (d) determined to recommend that the Company’s stockholders adopt this Agreement and approve each of the transactions contemplated hereby, including the Merger, in accordance with the DGCL (the “Board Approval”);
WHEREAS, prior to the execution and delivery of this Agreement, the Company has delivered to Parent and Merger Sub written consents of the stockholders of the Company in the form attached hereto as Exhibit A (the “Written Consent”), conditioned on the execution and delivery of this Agreement, representing all of the shares of Series A-1 Preferred Stock and Series A Preferred Stock outstanding as of the date of this Agreement, in favor of this Agreement and each of the transactions contemplated hereby, including the Merger;
WHEREAS, the Board Approval, together with the consent evidenced by the Written Consent, is sufficient to trigger the obligations of the investors under Section 3.2 of the Voting Agreement to adopt this Agreement and approve each of the transactions contemplated hereby, including the Merger; and
WHEREAS, the board of directors of Merger Sub has approved this Agreement and determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and in the best interests of Merger Sub and its sole stockholder, upon the terms and subject to the conditions set forth herein, and has recommended the adoption of this Agreement by its stockholder in accordance with the DGCL.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
Certain confidential information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

Article I

DEFINITIONS
1.1Definitions. For purposes of this Agreement, the following terms have the respective meanings set forth below:
“Action” means any claim, action, suit, arbitration, audit or other proceeding by or before any Governmental Authority.
“Affiliate” means, with respect to any Person, any Person controlling, controlled by or under common control with such Person, for so long as such control exists. For purposes of this definition only, “control” shall mean (a) direct or indirect ownership of fifty percent (50%) or more (or, if less than fifty percent (50%), the maximum ownership interest permitted by applicable Law) of the stock or shares having the right to vote for the election of directors of such entity or (b) the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such entity, whether through the ownership of voting securities, by contract or otherwise.
“Balance Sheet Liabilities” means liabilities that would be required to be included on a balance sheet prepared in accordance with GAAP, but excluding Intellectual Property Maintenance Costs.
“Business Day” means each day that is not a Saturday, Sunday or other day on which commercial banks in New York, New York or Basel, Switzerland are authorized or obligated by Law or executive order to close.
“Capital Stock” means any capital stock or share capital of, other voting securities of, other equity or other ownership interest in, or right to receive profits, losses or distributions of any Person, including any option, warrant or convertible instrument.
“CARES Act” means (a) the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. No. 116-136), and (b) Division N – Additional Coronavirus Response and Relief of the Consolidated Appropriations Act, 2021 (H.R. 133), as applicable.
“Clinical Trial” means a human clinical study, as described in 21 C.F.R. § 312.21(a), (b) or (c), as applicable, as amended from time to time, and any foreign equivalent thereof.
“Closing Cash” means, as of immediately prior to the Closing, (i) the aggregate amount of all cash, cash equivalents and marketable securities of the Company, determined in accordance with GAAP, plus (ii) to the extent not already reflected in cash and cash equivalents, all un-cleared deposits of the Company outstanding less (iii) to the extent not already reflected in cash and cash equivalents, all un-cleared checks or withdrawals of the Company outstanding.
“Closing Cash Consideration” means (a) $500,000, plus (b) the aggregate amount of Closing Cash and Intellectual Property Maintenance Costs actually paid by the Company prior to Closing, minus (c) the aggregate amount of Closing Indebtedness, Transaction Expenses and other Balance Sheet Liabilities of the Company as of the Closing Date and minus (d) the Representative Expense Amount, only to the extent such equation results in a value greater than zero.

Certain confidential information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

“Closing Indebtedness” means any Indebtedness of the Company outstanding as of immediately prior to the Closing.
“Closing Parent Stock Consideration” means a number of Parent Ordinary Shares, rounded down to the nearest whole number, equal to the quotient of (a) $1,500,000, less, the absolute value of any Negative Cash Balance, divided by (b) the Parent Trading Price as of the Closing Date.
“Code” means the U.S. Internal Revenue Code of 1986, as amended, or any successor federal Tax statute.
“CoMET Platform” means the Company’s proprietary platform technology, known as of the Effective Time as the CoMET Platform, that is intended to enable precise targeting of specific CoEnzyme A species and intermediary metabolites to diseased tissues and organelles within cells where these species are depleted, intended to restore normal cellular metabolism and regulation that underlie basic human health, as such technology exists as of the Effective Date.
“Common Outstanding Shares” means the total number of shares of Company Common Stock (other than shares to be cancelled in accordance with Section 2.5(b)) issued and outstanding immediately prior to the Effective Time.
“Common Surplus Per Share Percentage” means the Common Surplus Ratio divided by the Common Outstanding Shares.
“Common Surplus Ratio” means the Common Outstanding Shares divided by the sum of (i) the Series A Outstanding Shares, plus (ii) the Series A-1 Outstanding Shares, plus (iii) the Common Outstanding Shares.
“Company Business” means the businesses of the Company and its Affiliates as currently conducted and as contemplated to be conducted.
“Company Charter” means the Amended and Restated Certificate of Incorporation of the Company in effect on the date hereof.
“Company Common Stock” means the common stock, par value $0.0001 per share, of the Company.
“Company Equity Plan” means the Comet Therapeutics, Inc. 2018 Stock Plan, adopted on November 5, 2018, and amended on December 5, 2018 and June 5, 2019.
“Company Intellectual Property” means any and all Company Owned Intellectual Property and Company Licensed Intellectual Property.
“Company Licensed Intellectual Property” means any and all Intellectual Property licensed, or for which rights are otherwise granted, to the Company or any of its Affiliates by a Third Party.
“Company Material Adverse Effect” means any change, event, circumstance, occurrence, effect, state of fact or development that has had or would reasonably be expected to have a material adverse effect (taken alone or in the aggregate with any other adverse change or

Certain confidential information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

effect) on (a) the business, assets, prospects, condition (financial or otherwise), or liabilities of the Company, or (b) the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby; provided, however, that a Company Material Adverse Effect shall not be deemed to include any change, event, circumstance, occurrence, effect, state of fact or development to the extent resulting from: (i) changes generally affecting the U.S. or global economy financial or securities markets; (ii) any outbreak or escalation of war or any act of terrorism or any natural disaster; (iii) any change in operating, business, regulatory or other conditions in the industry in which the Company operates; (iv) any adoption, implementation, repeal, modification, reinterpretation or proposal of any Law, regulation or policy by any Governmental Authority, or any panel or advisory body empowered or appointed thereby, in each case, after the date hereof; (v) the announcement or pendency of the transactions contemplated by this Agreement; or (vi) the taking of any specific action, or refraining from taking any specific action, in each case at the specific written request of Parent; provided, further, however, that any change, event, circumstance, occurrence, effect, state of fact or development referred to in clauses (i), (ii), (iii) or (iv) immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur only to the extent that such change or effect has a disproportionate effect on the Company as compared to other participants in the affected industries.
“Company Option” means each compensatory stock option issued pursuant to the Company Equity Plan or otherwise by the Company.
“Company Owned Intellectual Property” means any and all Intellectual Property owned or purported to be owned by the Company or any of its Affiliates (either exclusively or jointly with another Person or Persons).
“Company Personnel” means any director, officer (or equivalent), employee, independent contractor or consultant of the Company or a former subsidiary of the Company.
“Company Preferred Stock” means, collectively, the Series A Preferred Stock and the Series A-1 Preferred Stock.
“Company Product Candidates” means all product candidates being researched, developed, tested, labeled, manufactured, stored, imported, exported, marketed or distributed by or on behalf of the Company or any of its Affiliates.
“Company Stock” means, collectively, the Company Common Stock and the Company Preferred Stock.
“Company’s Knowledge” means the actual knowledge of a fact or other matter, after reasonable inquiry, of the Knowledge Individuals, it being understood that “reasonable inquiry” shall include a review of one’s files and each Knowledge Individual’s review of the applicable representations and warranties in this Agreement.
“Confidentiality Agreement” means that certain mutual confidential disclosure agreement, dated February 15, 2021, by and between the Company and Parent.
“Constitutive Documents” means the certificate of incorporation, certificate of formation, limited liability company agreement, bylaws or equivalent organizational documents of a Person.

Certain confidential information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

“Contingent Payment Product” means (i) any product candidate arising from the CoMET Platform and (ii) any pharmaceutical product that contains such product candidate; provided that, in respect of the foregoing (i) and (ii), as of the date of achievement of the applicable Earnout Event, such product candidate is Covered by a Valid Claim that claims the composition of matter of such candidate or product, which Valid Claim is in a (i) Company Owned Intellectual Property or (ii) continuation, divisional, renewal, or continuation-in-part claiming priority to any Company Owned Intellectual Property to the extent the applicable claim thereof is entirely supported by, or otherwise validly claims priority to, such Company Owned Intellectual Property .
“Contract” means any contract, commitment, agreement, instrument, obligation, undertaking or other legally binding arrangement or understanding, whether written or oral.
“Copyrights” means any and all copyrights, copyright registrations and applications therefor and copyrightable works (including computer software), including all rights of authorship, use, publication, reproduction, distribution, performance, preparation of derivative works, transformation, and rights of ownership of copyrightable works and all rights to register the foregoing and obtain renewals and extensions of such registrations.
“Cover(ed)” means, with respect to any Valid Claim in a Patent and the subject matter at issue, that, but for a license granted under such Valid Claim, the manufacture, use, sale, offer for sale or importation of the subject matter at issue would infringe such Valid Claim, or, in the case of a Patent that is a patent application, would infringe a Valid Claim in such patent application if it were to issue as a patent.
“Data Protection Laws” means all applicable Laws relating to the processing of personal data and privacy, including the Federal Trade Commission Act of 1914, HIPAA, the EU Data Protection Directive (95/46/EC), the UK Data Protection Act 1998, the General Data Protection Regulation (EU) 2016/679, the Electronic Communications Data Protection Directive (2002/58/EC), the European Communities (Electronic Communications Networks and Services) (Privacy and Electronic Communications) Regulations 2011, the California Consumer Privacy Act of 2018, or any successor or replacement thereof.
“DGCL” means the General Corporation Law of the State of Delaware.
“Encumbrances” means any charge, lien, claim, mortgage, lease, hypothecation, deed of trust, pledge, security interest, easement, servitude, encroachment, encumbrance or other similar restriction of any kind.
“Environmental Claim” means any claim, action, cause of action, suit, proceeding, investigation, order, demand or notice (written or oral) by any Person alleging actual or potential liability (including, without limitation, actual or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys’ fees or penalties) arising out of, based on, resulting from or relating to (a) the presence, or release into the environment, of, or exposure to, any Materials of Environmental Concern at any location, whether or not owned or operated by the Company, now or in the past, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.
“Environmental Laws” means all Laws relating to pollution or protection of human health, safety or the environment (including, without limitation, ambient air, surface

Certain confidential information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

water, ground water, land surface or subsurface strata, and natural resources), including, without limitation, Laws relating to (i) emissions, discharges, releases or threatened releases of, or exposure to, Materials of Environmental Concern, (ii) the manufacture, processing, distribution, use, treatment, generation, storage, containment (whether above ground or underground), disposal, transport or handling of Materials of Environmental Concern, (iii) recordkeeping, notification, disclosure and reporting requirements regarding Materials of Environmental Concern, (iv) endangered or threatened species of fish, wildlife and plant and the management or use of natural resources, (v) the preservation of the environment or mitigation of adverse effects on or to human health or the environment, or (vi) emissions or control of greenhouse gases.
“ERISA” means the Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder.
“ERISA Affiliate” shall mean any Person under common control with the Company, or that, together with the Company, would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Families First Act” means the Families First Coronavirus Response Act (Pub. L. No. 116-127).
“FDA” means the United States Food and Drug Administration and any successor thereof.
“Fundamental Representations” means the representations and warranties of the Company in Sections 3.1, 3.2, 3.3, 3.4(a), 3.8 and 3.27.
“GAAP” means Generally Accepted Accounting Principles.
“GLP Tox Study Initiation” means the date that an animal is first dosed with a Contingent Payment Product in a toxicology study of the relationship between the dose and its effect on the exposed animal, where (i) the study is to be conducted in accordance with Good Laboratory Practices and (ii) the study has been prospectively designed to determine the safe starting dose of such Contingent Payment Product in a Clinical Trial and provide sufficient data to support the submission of an IND for such Contingent Payment Product.
“Good Clinical Practices” means the FDA’s standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of Clinical Trials contained in 21 C.F.R. Parts 11, 50, 54, 56, 312, 314, 320, 601, 812 and 814.
“Good Laboratory Practices” means the FDA’s standards for conducting non-clinical laboratory studies contained in 21 C.F.R. Part 58.
“Good Manufacturing Practices” means the requirements set forth in the quality systems regulations for drugs contained in 21 C.F.R. Parts 210 and 211.
“Governmental Authority” means any U.S. or non-U.S. national, regional, federal, state, provincial, municipal or local governmental, legislative, judicial, administrative or regulatory authority, agency, commission, body or court or arbitrator and any of their respective subdivisions, agencies, instrumentalities, authorities or tribunals.

Certain confidential information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

“Governmental Authorizations” means all licenses, permits (including insurance permits), variances, waivers, orders, registrations, consents, certificates, applications, clearances, filings and other authorizations and approvals of or by a Governmental Authority required (a) with respect to Parent or the Company, to perform their respective obligations hereunder and (b) with respect to the Company, to carry on its business and operations under applicable Law.
“Governmental Order” means any order, ruling, writ, judgment, injunction, decree, stipulation, determination, verdict or award entered by or with any Governmental Authority.
“HIPAA” means the U.S. Health Insurance Portability and Accountability Act of 1996, as amended by the U.S. Health Information Technology for Economic and Clinical Health Act of 2009, including the regulations promulgated thereunder.
“IFRS” means International Financial Reporting Standards.
“IND” means an Investigational New Drug Application as defined in the Federal Food, Drug and Cosmetic Act, as amended, and regulations promulgated thereunder, or any successor application or procedure required to initiate clinical testing of a drug in humans in the United States.
“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all indebtedness secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance, other than any Permitted Encumbrance, on such Person’s assets, (e) all guarantees by such Person of indebtedness of others, (f) all capital lease obligations of such Person, (g) all obligations of such Person as an account party in respect of letters of credit (solely to the extent actually drawn on) and banker’s acceptances, (h) all obligations of such Person consisting of overdrafts (e.g., cash float reflected as a negative on the cash line), (i) any deferred payroll Taxes of the Company, and (j) without duplication, all liabilities for Taxes of the Company for all Pre-Closing Tax Periods (determined in accordance with the principles set forth in Section 5.7(c)), and any liability of the Company for Taxes of any Person imposed on the Company as a transferee or successor, by contract or pursuant to any law, rule, or regulation, in each case, which Taxes relate to an event or transaction occurring before the Closing.
“Intellectual Property” means any and all intellectual property and industrial property rights and rights in confidential information throughout the world, and all applications, registrations, renewals, extensions and reversions thereof, including all Patents, Trademarks, Know-How and Copyrights.
“Intellectual Property Maintenance Costs” means the costs incurred by the Company in performing the Intellectual Property Maintenance Plan.
“Intellectual Property Maintenance Plan” means the intellectual property maintenance activities contemplated by that certain letter by Parent to the investors of the Company, dated May 26, 2021 (including the previously agreed work referenced in such letter).

Certain confidential information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

“Investor Rights Agreement” means that certain amended and restated investor rights agreement, dated June 6, 2019, by and among the Company and the investors listed on Schedule A and Schedule B thereto.
“IP License” means any Contract pursuant to which the Company or any of its Affiliates (a) is granted or obtains, or agrees to obtain, rights in, to or under any Intellectual Property, (b) is restricted in its rights to use or register any Intellectual Property or (c) permits or agrees to permit any Person to use, obtain, enforce, or register any Intellectual Property, including any license agreements, settlement agreements, coexistence agreements, or agreements containing any covenant not to enforce or assert any Intellectual Property rights, other than, in each case (in respect of the foregoing clauses (a) through (c)), licenses or other agreements (x) concerning generally commercially available software or hardware or other commercially available technology, or (y) in which grants of rights to use Intellectual Property are incidental to and not material to performance under the agreement.
“IRS” means the United States Internal Revenue Service, or any successor agency.
“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, and all associated documentation owned by, or licensed or leased to, the Company or its Affiliates pursuant to a written agreement (excluding any public networks).
“Know-How” means any and all trade secrets and other proprietary or confidential information, ideas, know-how, inventions, proprietary processes, data, models and methodologies, including (a) research and development data, such as medicinal chemistry data, preclinical data, pharmacology data, biological data, chemistry data (including analytical, product characterization, manufacturing, and stability data), toxicology data, safety data, clinical data (including investigator reports (both preliminary and final), statistical analyses, expert opinions and reports, and safety and other electronic databases), analytical and quality control data and stability data, in each case together with supporting data, (b) practices, methods, techniques, processes, specifications, formulations, formulae and manufacturing information and (c) information regarding research materials and reagents and compositions of matter. Notwithstanding the foregoing, Know-How shall not include any Patents claiming any of the foregoing.
“Knowledge Individuals” shall mean the following Persons: Roel Bulthuis and Enej Kuscer.
“Law” means any local, state, national, regional or international statute, law, ordinance, rule, treaty, regulation, common law, Governmental Order or other legal requirement.
“Lock-Up Agreement” means the Lock-Up Agreement to be delivered at Closing pursuant to which each of the holders of Series A Preferred Stock and each of the holders of Series A-1 Preferred Stock will agree not to effect any sale or distribution of any Parent Ordinary Shares during the lock-up period described therein (such period, the “Lock-Up Period”).
“Losses” means any losses, judgments or amounts paid in settlement, damages, fines, fees, Taxes, penalties, expenses (including the reasonable out-of-pocket fees and expenses of attorneys, accountants, financial advisors, consultants and other experts, and other expenses of litigation), punitive damages solely to the extent such punitive damages are payable to third

Certain confidential information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

parties, and incidental or consequential damages, in each case that have been imposed or otherwise incurred or suffered.
“made available” means, with respect to documents and other diligence materials made available to Parent, those documents to the extent to which copies were made available in the electronic data room established for the purposes of the Merger, but excludes any documents uploaded to such electronic data room on or after the second (2nd) Business Day prior to the date of this Agreement.
“Materials of Environmental Concern” means chemicals, pollutants, contaminants, toxic or hazardous substances, biological, infectious, or medical wastes, petroleum and petroleum products, greenhouse gases, asbestos or asbestos-containing materials or products, polychlorinated biphenyls, lead or lead-based paints or materials, radon, fungus, mold, mycotoxins or other substances that are regulated by Governmental Authorities or that may have an adverse effect on human health or the environment.
“Merger Consideration” means the consideration payable to the stockholders of the Company in accordance with Section 2.5(a) hereof.
“Negative Cash Balance” means (a) $[***], plus (b) the aggregate amount of Closing Cash and Intellectual Property Maintenance Costs actually paid by the Company prior to Closing, minus (c) the aggregate amount of Closing Indebtedness, Transaction Expenses and other Balance Sheet Liabilities of the Company as of the Closing Date and minus (d) the Representative Expense Amount, only to the extent such equation results in a value less than zero.
“OHSU” means Oregon Health & Science University.
“OHSU Agreement” means that certain Revised and Restated Exclusive License Agreement between OHSU and the Company, effective as of April 25, 2016.
“Parent Ordinary Shares” means ordinary shares of Parent.
“Parent Trading Price” means the volume weighted average of the closing sale prices per Parent Ordinary Share on the Nasdaq, as reported by Bloomberg L.P. (or, if not reported therein, as reported in another authoritative source mutually selected by Parent and the Company) for the thirty (30) full consecutive trading days (i) ending on and including the second (2nd) Business Day prior to the Closing, (ii) in the case of a Contingent Payment, ending on and including the second (2nd) Business Day prior to the date of notice from the Parent of the Contingent Payment being due, and (iii) in the case of distribution under Section 8.2(d), ending on and including the second (2nd) Business Day prior to the date of determination that such distribution is due to the Scheduled Securityholders under Section 8.2(d).
“Patents” means any and all issued patents and pending patent applications (including utility models, design patents, certificates of invention and applications for certificates of invention and priority rights) in any country or patent-granting region, including all provisional applications, international (PCT) applications, substitutions, continuations, continuations in part, divisionals, renewals, reissues, re-examinations and extensions (including supplementary protection certificates) thereof.

Certain confidential information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

“Payroll Tax Executive Order” means any U.S. presidential memorandum, executive order or similar pronouncement permitting or requiring the deferral of any payroll Taxes (including those imposed by Section 3101(a) and 3201 of the Code).
“Per Share Portion” means, with respect to the Closing Parent Stock Consideration, the Closing Cash Consideration, the Representative Expense Fund (to the extent released prior to the achievement of the Preferred Liquidation Amount Satisfaction Point), the First Contingent Payment, the Second Contingent Payment and the Third Contingent Payment until the achievement of the Preferred Liquidation Amount Satisfaction Point (as applicable), an amount per share of such cash payment and / or Parent Ordinary Shares equal to such payment or shares multiplied by the Series A Per Share Percentage or Series A-1 Per Share Percentage (as applicable).
“Permitted Encumbrances” means the following: (a) Encumbrances for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings, and in each case for which adequate reserves have been established and maintained in accordance with GAAP; (b) Encumbrances for assessments and other governmental charges or Encumbrances of carriers, warehousemen, mechanics and repairmen incurred in the ordinary course of business, in each case for sums not yet due and payable; (c) Encumbrances in the nature of zoning restrictions, easements, rights or restrictions of record on the use of real property if the same do not materially detract from the value of the property encumbered thereby or materially impair the use of such property in the business of the Company; and (d) Encumbrances in the nature of licenses of or other grants of rights to use or obligations with respect to Intellectual Property.
“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, Governmental Authority, unincorporated organization or other entity.
“Personal Data” means (i) non-public personally identifiable information relating to an individual or legal Person, the collection, retention or use of which is subject to Data Protection Laws and (ii) Protected Health Information.
“Pivotal Trial” means a Clinical Trial of a product, the design of which is acknowledged in writing by the FDA (either prospectively or following completion of the Clinical Trial) to be sufficient (if successful) for such Clinical Trial to be included as a pivotal efficacy and safety Clinical Trial in an application for approval by the FDA to commence commercial sale of such product in the United States. For clarity, such Clinical Trial shall only be deemed to be a Pivotal Trial once the FDA has given such written acknowledgement, and notwithstanding anything to the contrary herein, the Contingent Payment that is payable hereunder with respect to such Pivotal Trial shall be deemed to be achieved on the later of (i) the date on which the first subject is dosed in such Clinical Trial and (ii) the date on which the FDA has given such acknowledgement.
“Pre-Closing Tax Period” means any tax period ending on or prior to the Closing Date and, with respect to any Straddle Tax Period, the portion of such tax period beginning on the first day of such Straddle Tax Period and ending on (and including) the Closing Date.
“Pre-Closing Taxes” means, without duplication, (a) all Taxes required to be paid by or with respect to the Company attributable to any Pre-Closing Tax Period or the pre-Closing portion of any Straddle Tax Period (such Taxes for a Straddle Tax Period to be apportioned in accordance with Section 5.7(c)), (b) all Taxes required to be paid as a result of the Company

Certain confidential information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

having been a member of any U.S. federal “affiliated group” (as defined in Section 1504 of the Code) or state, local or non-U.S. combined, unitary or similar group, in each case, of which the Company is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any similar provision under state, local or non-U.S. Law, (c) all Taxes required to be paid as a result of the Company being a transferee or successor pursuant to applicable Law, in either case where the liability of the Company is attributable to an event or transaction occurring before the Closing, including a merger or reorganization involving the Company, (d) all amounts required to be paid in respect of any Pre-Closing Tax Period by the Company under any Tax sharing, Tax allocation, Tax indemnity or similar agreement or arrangement (excluding customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes, including gross-up obligations in financing agreements or Tax escalation provisions in leases) to which such Company is a party or is otherwise subject on or prior to the Closing Date, (e) all Taxes of the stockholders of the Company or any of their respective Affiliates for which the Company is liable, (f) all Transfer Taxes for which the Stockholder Representative (on behalf of the stockholders of the Company) is responsible pursuant to Section 5.7, and (g) all Taxes required to be withheld in connection with any payment to or for the benefit of the stockholders of the Company pursuant to this Agreement, to the extent not withheld pursuant to Section 2.11
“Preferred Liquidation Amount Satisfaction Point” means the point at which the sum of the Closing Parent Stock Consideration, Closing Cash Consideration and Contingent Payments paid to the holders of Company Preferred Stock, as applicable, pursuant to Section 2.5(a)(i) equals $[***].
“Pro Rata Share” shall mean with respect to each Indemnifying Securityholder a fraction, the numerator of which is equal to the portion of the Closing Parent Stock Consideration payable to such Indemnifying Securityholder and the denominator of which is the aggregate Closing Parent Stock Consideration.
“Protected Health Information” shall have the same meaning set forth in 45 C.F.R. §160.103.
“Representative Expense Amount” means $[***]
“Representative Expense Fund” means a fund initially in the amount of the Representative Expense Amount to be established with the Stockholder Representative, to be used to reimburse the Stockholder Representative for expenses incurred by the Stockholder Representative in performing its duties hereunder (including legal fees and expenses related thereto).
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Selling Entity” means (i) Parent, the Surviving Corporation, and each of their respective Affiliates, (ii) any Person granted a license by any Person described in the foregoing (i) to develop or commercialize the applicable Contingent Payment Product, and (iii) any successor or assign of any Person described in the foregoing (i) or (ii) with respect to such Person’s interest in the applicable Contingent Payment Product.

Certain confidential information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

“Series A Outstanding Shares” means [***] for any period prior to and including the Preferred Liquidation Amount Satisfaction Point, and [***] for any period after the Preferred Liquidation Amount Satisfaction Point.
“Series A Per Share Percentage” means the Series A Ratio divided by the Series A Outstanding Shares.
“Series A Preferred Stock” means the Series A Preferred Stock, par value $0.0001 per share, of the Company.
“Series A Ratio” means [***].
“Series A Surplus Per Share Percentage” means the result of (i) [***] divided by the sum of [***] and the Common Outstanding Shares, divided by (ii) the Series A Outstanding Shares.
“Series A-1 Outstanding Shares” means [***].
“Series A-1 Per Share Percentage” means the Series A-1 Ratio divided by the Series A-1 Outstanding Shares.
“Series A-1 Preferred Stock” means the Series A-1 Preferred Stock, par value $0.0001 per share, of the Company.
“Series A-1 Ratio” means one (1) minus the Series A Ratio.
“Series A-1 Surplus Per Share Percentage” means the result of (i) [***] divided by the sum of [***] and the Common Outstanding Shares, divided by (ii) the Series A-1 Outstanding Shares.
“Specified Tissue Distribution Study Results” has the meaning described on Exhibit G.
“Straddle Tax Period” means any tax period that begins on or before the Closing Date and ends after the Closing Date.
“Subsidiary” means with respect to any Person, any other Person as to which it owns, directly or indirectly, or otherwise controls, more than fifty percent (50%) of the voting shares or other similar interests.
“Surplus Per Share Portion” means, with respect to any portion of the Third Contingent Payment or Representative Expense Fund distributed following the achievement of the Preferred Liquidation Amount Satisfaction Point (as applicable), an amount per share of such cash payment and / or Parent Ordinary Shares equal to such payment or shares multiplied by the Series A Surplus Per Share Percentage, the Series A-1 Surplus Per Share Percentage or the Common Surplus Per Share Percentage (as applicable).
“Tax” or “Taxes” means (a) all U.S. federal, state, local or non-U.S. taxes, charges, fees, duties, contributions, levies or other similar assessments or liabilities, however denominated, including, without limitation, income, gross receipts, value added, activity, capital, capital stock, inventory, sales, use, ad valorem, transfer, franchise, profits, premium, license,

Certain confidential information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

withholding, payroll, employment, unemployment, workers compensation, social security (or similar), conveyance, documentary, registration, customs duties, environmental, windfall profits, excise, penalty, estimated, alternative or add-on minimum, severance, stamp, occupation, real property, personal property, escheat, abandoned or unclaimed property, or other taxes of any kind whatsoever, however denominated and whether or not disputed, together with any interest, penalties, or additions thereto, (b) any liability for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability for payment of such amounts was determined or taken into account with reference to the liability of any other Person, and (c) any liability for the payment of any of the foregoing types as a successor, transferee, by contract or otherwise.
“Tax Authority” means the IRS, or any successor thereto, and any state, local, or non-U.S. Governmental Authority responsible for the assessment, collection, imposition or administration of any Taxes.
“Tax Return” means any and all returns, reports, information returns, declarations, statements, certificates, bills, schedules, documents, claims for refund, or other written information of or with respect to any Tax that is filed with or supplied to or required to be filed with or supplied to any Tax Authority, including any and all attachments, amendments and supplements thereto.
“Third Party” means a Person other than Parent, the Company or a Subsidiary of the Company or Parent.
“Third-Party Claim” means a claim, action, suit or proceeding by a Person who is not a party hereto or an Affiliate thereof.
“Trademarks” means any and all trademarks, service marks, trade names, domain names, logos, slogans, trade dress, design rights, and other similar designations of source or origin, whether registered or unregistered, and all applications, registrations, extensions and renewals for any of the foregoing, together with the goodwill symbolized by any of the foregoing.
“Transaction Expenses” means, without duplication, to the extent not paid prior to the Closing, (a) all fees, costs and expenses incurred or owing (whether or not yet invoiced) on or prior to the Closing by the Company in connection with the negotiation and preparation of this Agreement, other agreements and arrangements prepared in connection herewith and the transactions contemplated hereby, including such fees, costs and expenses payable to legal counsel or to any financial advisor, accountant or other similar professional person who performed services for or on behalf of the Company (or for which the Company is or will be obligated to pay) in connection therewith, (b) fees payable under any Contract of the Company as a result of the consummation of a change of control of the Company, (c) fees and expenses payable to the Stockholder Representative, (d) fees and expenses payable to any Person with respect to solicitations of holders of Company Stock prior to Closing, and (e) [***] of the premium for the insurance policies obtained pursuant to Section 5.6, but excluding, for the avoidance of doubt, (i) any Taxes, (ii) any items included in Closing Indebtedness, and (iii) any Intellectual Property Maintenance Costs not exceeding $[***] in the aggregate.

Certain confidential information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

“Transfer Taxes” means all stamp, transfer, real property transfer, recordation, grantee/grantor, documentary, sales and use, value added, registration, occupation, privilege, or other such similar Taxes, fees and costs (including any penalties, interest and additions thereto).
“Treasury Regulations” means the regulations promulgated under the Code by the U.S. Department of the Treasury.
“United States” means the United States of America and its territories and possessions.
“Valid Account Details” means, with respect to any bank account, the valid (a) name of bank, (b) bank’s address, (c) account number and (d) ABA routing number for such account.
“Valid Claim” means any claim of (a) an issued Patent that has not been revoked or held unenforceable or invalid by a decision of a court or other Governmental Authority of competent jurisdiction from which no appeal can be taken or has been taken within the time allowed for appeal, or (b) a pending Patent application that has not been finally abandoned or finally rejected or expired and which has been pending for no more than [***] years from the date of filing of the earliest Patent application to which such pending Patent application validly claims priority.
“Voting Agreement” means that certain amended and restated voting agreement, dated June 6, 2019, by and among the Company and the investors listed on Schedule A and Schedule B thereto.
“Willful Breach” means any deliberate action taken (or deliberately omitted to be taken) in breach of a covenant of this Agreement and that was taken (or omitted to have been taken) with the knowledge that such action (or omission) constituted a breach of a covenant of this Agreement.
Article II

THE MERGER; EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS
1.1The Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, Merger Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger and succeed to all the assets, rights, privileges, powers and franchises and be subject to all of the liabilities, restrictions, disabilities and duties of each of the Company and Merger Sub, all as provided under the DGCL. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”
1.2Closing; Effective Time.
(a)The closing of the Merger and the other transactions contemplated by this Agreement (the “Closing”) shall take place remotely via electronic exchange of closing deliveries at a time and on a date to be designated by Parent and the Company, as soon as reasonably possible (but in no event later than three (3) Business Days) after the satisfaction or

Certain confidential information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

waiver of the conditions set forth in Article VI (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), unless another date, place or time is agreed to in writing by Parent and the Company (the date of the Closing is referred to in this Agreement as the “Closing Date”). At and in anticipation of the Closing, the parties will cooperate to effectuate the transactions set forth in Exhibit B consistent with the timeframe set forth in such exhibit.
(b)At the Closing (or as otherwise set forth in Exhibit B), the parties hereto shall cause the Merger to be consummated by filing a duly executed certificate of merger with the Secretary of State of the State of Delaware, as contemplated by the DGCL, and in the form of Exhibit C attached hereto (the “Certificate of Merger”) and make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as agreed by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).
1.3Certificate of Incorporation; Bylaws.
(a)Certificate of Incorporation. As of the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated to be the same as the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended as provided therein and in accordance with applicable Law, except that the name of the Surviving Corporation shall be a name designated in writing by Parent in its sole discretion prior to Closing.
(b)Bylaws. As of the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated to be the same as the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended as provided therein and in accordance with applicable Law, except that the name of the Surviving Corporation shall be a name designated in writing by Parent in its sole discretion prior to Closing.
1.4Directors and Officers of the Surviving Corporation. From and after the Effective Time, until successors are duly elected or appointed in accordance with applicable Law (or their earlier resignation or removal), the directors and officers of Merger Sub at the Effective Time shall be the directors and officers, as applicable, of the Surviving Corporation.
1.5Effect of Merger on the Capital Stock of the Constituent Corporations.
(a)Effect on Capital Stock of the Company. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any shares of Capital Stock of the Company, Parent or Merger Sub:
(i)each share of Company Preferred Stock (other than shares to be cancelled in accordance with Section 2.5(b)) issued and outstanding immediately prior to the Effective Time shall thereupon be converted into and become exchangeable for the right to receive the sum of the following: (A) the applicable Per Share Portion of the Closing Parent Stock Consideration, payable to the holder thereof in accordance with the procedures set forth in Section 2.8(b), plus (B) the applicable Per Share Portion of the Closing Cash Consideration, if any, payable to the holder thereof in accordance with the

Certain confidential information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

procedures set forth in Section 2.8(b), plus (C) the applicable Per Share Portion of Contingent Payments, if any, that a holder of Company Preferred Stock would become entitled to pursuant to Section 2.10 until the achievement of the Preferred Liquidation Amount Satisfaction Point, plus (D) the applicable Surplus Per Share Portion of any Third Contingent Payment following the achievement of the Preferred Liquidation Amount Satisfaction Point plus (E) the applicable Per Share Portion (if distributed prior to the achievement of the Preferred Liquidation Amount Satisfaction Point) or Surplus Per Share Portion (if distributed after the achievement of the Preferred Liquidation Amount Satisfaction Point) of the Representative Expense Fund, if any, that a holder of Company Preferred Stock would be entitled to pursuant to Section 2.12, subject in each case to any withholding of Tax in accordance with Section 2.11(b), and provided, however, that the aggregate amount of cash that a given holder is entitled to receive pursuant to each of clauses (B), (C), (D) and (E) shall be rounded down to the nearest whole cent and the aggregate Parent Ordinary Shares that a given holder is entitled to receive pursuant to clauses (A), (C) or (D) shall be rounded down to the nearest whole share;
(ii)each share of Company Common Stock (other than shares to be cancelled in accordance with Section 2.5(b)) issued and outstanding immediately prior to the Effective Time shall thereupon be converted into and become exchangeable for the right to receive the sum of the following: (A) the applicable Surplus Per Share Portion of any Third Contingent Payment following the achievement of the Preferred Liquidation Amount Satisfaction Point plus (B) the applicable Surplus Per Share Portion of the Representative Expense Fund, if any, that a holder of Company Common Stock would be entitled to pursuant to Section 2.12, subject in each case to any withholding of Tax in accordance with Section 2.11(b), and provided, however, that the aggregate amount of cash that a given holder is entitled to receive pursuant to each of clauses (A) and (B) shall be rounded down to the nearest whole cent and the aggregate Parent Ordinary Shares that a given holder is entitled to receive pursuant to clauses (A) and (B) shall be rounded down to the nearest whole share;
(b)Effect on Treasury Stock and Parent-Owned Stock. Each share of Company Stock held in the treasury of the Company or owned, directly or indirectly, by the Company, Parent or Merger Sub immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.
(c)Effect on Capital Stock of Merger Sub. Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation.
1.6Actions in Connection with Closing.
(a)At least three (3) Business Days prior to the anticipated Closing Date, the Company shall deliver to Parent a statement (the “Closing Date Statement”) setting forth the Company’s good-faith estimate as of the Closing Date of the Closing Cash Consideration, including each of the components thereof, together with a reasonably detailed computation of, and reasonable supporting materials for, such estimates, in each case based on the Company’s books and records and other information then available. The Company shall consider in good faith any reasonable comments to the Closing Cash Consideration provided by Parent. The

Certain confidential information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

Company shall promptly provide any necessary updates or corrections to the Closing Date Statement prior to the Closing Date. The Company shall, at least three (3) Business Days prior to the anticipated Closing Date, provide Parent in writing with Valid Account Details for the accounts into which payment of the Closing Cash Consideration should be made and into which any payments at Closing in respect of Closing Indebtedness or Transaction Expenses should be made.
(b)The Company shall include in the Closing Date Statement, for purposes of effecting the consideration payable to any holder of Company Preferred Stock or Company Common Stock, as applicable, in each case as of immediately prior to the Effective Time (each, a “Scheduled Securityholder”) pursuant to this Agreement, and shall deliver to Parent and the Stockholder Representative a definitive schedule setting forth (i) the name and mailing address (and electronic mail address, if available) of each Scheduled Securityholder as reflected on the stock transfer or other corporate records of the Company, (ii) the number of shares and class of Company Preferred Stock or Company Common Stock, as applicable, held as of the Effective Time by each Scheduled Securityholder, (iii) the aggregate Closing Cash Consideration and Closing Parent Stock Consideration, if any, payable to each Scheduled Securityholder in respect of such Scheduled Securityholder’s Company Preferred Stock, as applicable, (iv) the aggregate amount of Contingent Payments payable to each Scheduled Securityholder in respect of such Scheduled Securityholder’s Company Preferred Stock or Company Common Stock, as applicable, pursuant to Section 2.10 (assuming the full amount is distributed to the Scheduled Securityholders), and (v) the aggregate amount payable from the Representative Expense Fund to each Scheduled Securityholder in respect of such Scheduled Securityholder’s Company Preferred Stock or Company Common Stock, as applicable, (assuming the full amount of such account is distributed to the Scheduled Securityholders).
(c)Not later than immediately before the Closing Date, the Company shall take all actions required to provide that each Company Option outstanding immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist effective as of the Effective Time and that no consideration shall be delivered in exchange therefor.
1.7The Closing Transactions. Subject to the terms and conditions set forth in this Agreement, the parties hereto shall consummate the following transactions on the Closing Date or such later date as set forth in Exhibit B:
(a)the Company and Merger Sub shall cause a duly executed copy of the Certificate of Merger to be filed with the Secretary of State of the State of Delaware and make all other filings or recordings required by the DGCL in connection with the Merger;
(b)Parent shall deliver or cause to be delivered to the Exchange Agent (i) an amount of cash equal to the Closing Cash Consideration, if any, and (ii) the Closing Parent Stock Consideration, for distribution by the Exchange Agent to the holders of shares of Company Stock of the amounts issuable and payable in accordance with clause (i) of Section 2.5(a);
(c)Parent shall deliver the Representative Expense Amount by wire transfer of immediately available funds to the account(s) designated by the Stockholder Representative;
(d)Parent shall repay, or cause to be repaid, on behalf of the Company, all amounts necessary to discharge fully the then-outstanding balance of all Indebtedness set forth on Section 2.7(d) of the Company Disclosure Schedule by wire transfer of immediately available funds to the account(s) designated by the holders of such Indebtedness;

Certain confidential information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

(e)Parent shall pay, on behalf of the Company, all Transaction Expenses to each Person who is owed a portion thereof;
(f)Parent shall pay, on behalf of the Company, all Balance Sheet Liabilities of the Company as of the Closing Date to each Person who is owed a portion thereof; and
(g)Parent, Merger Sub and the Company (on behalf of itself and the Indemnifying Securityholders) shall make such other deliveries as are required by Article VI.
1.8Payment. The procedures for exchanging outstanding shares of Company Preferred Stock for the consideration to be paid to the holders of Company Preferred Stock in connection with Merger are as follows:
(a)Exchange Agent. Prior to the Effective Time, Parent or Merger Sub shall enter into a customary agreement with the transfer agent of Parent or another financial institution or trust company designated by Parent with the Company’s prior approval (such approval not to be unreasonably withheld, conditioned or delayed) (the “Exchange Agent”) for the deposit and disbursement of the Merger Consideration (the “Exchange Agent Agreement”). Promptly following the Effective Time, or as otherwise contemplated by Exhibit B, Parent shall deposit or cause to be deposited with the Exchange Agent, for the benefit of the holders of shares of Company Preferred Stock outstanding immediately prior to the Effective Time or such later date as set forth in Exhibit B, for payment or delivery through the Exchange Agent in accordance with this Section 2.8 in exchange for all of the outstanding shares of Company Preferred Stock, (i) cash in the amount of the Closing Cash Consideration, and (ii) evidence of Parent Ordinary Shares deliverable pursuant to Section 2.5(a) in book-entry form equal to the Closing Parent Stock Consideration (such cash amounts and Parent Ordinary Shares collectively, the “Exchange Fund”).
(b)Exchange Procedures. As promptly as practicable after the Effective Time (but in any event within two (2) Business Days of the Closing Date), Parent shall cause the Exchange Agent to send to each holder of record of a certificate which immediately prior to the Effective Time represented outstanding shares of Company Preferred Stock (each, a “Certificate”) (i) a letter of transmittal in a customary form subject to the Company’s prior approval (such approval not to be unreasonably withheld, conditioned or delayed) (the “Letter of Transmittal”) and (ii) instructions for effecting the surrender of the Certificates, if any, in exchange for the applicable Merger Consideration payable with respect thereto. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such Letter of Transmittal, duly executed, the holder of such Certificate shall (A) be paid promptly in exchange therefor the amount of cash, if any, to which such holder is entitled pursuant to the provisions of this Article II in respect of all shares of Company Preferred Stock represented by such Certificate (B) be delivered in accordance with Exhibit B such holder’s aggregate Per Share Portion of the Closing Parent Stock Consideration, if any, to which such holder is entitled pursuant to the provisions of this Article II in respect of all shares of Company Preferred Stock represented by such Certificate, and (C) be entitled to receive such holder’s aggregate Per Share Portion or Surplus Per Share Portion (based only on the number of shares of Company Preferred Stock represented by such Certificate) of (i) the Contingent Payments, if any, payable in accordance with Section 2.10 and (ii) the Representative Expense Fund, and the Certificate so surrendered shall immediately be cancelled. In the event of a transfer of ownership of Company Preferred Stock which is not registered in the transfer records of the Company, the applicable Merger Consideration may be paid to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate is presented to the Exchange Agent, accompanied by

Certain confidential information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

all documents required to evidence and effect such transfer and by evidence that any applicable stock Transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.8, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration as contemplated by this Section 2.8, such aggregate Per Share Portion or Surplus Per Share Portion of the Contingent Payments, if any, and of the Representative Expense Fund. Notwithstanding anything to the contrary in the foregoing, delivery of physical Certificates by the stockholder shall not be required.
(c)No Further Ownership Rights in Company Stock. Regardless of whether any Merger Consideration is actually payable upon the surrender for exchange of Certificates evidencing shares of Company Preferred Stock in accordance with the terms hereof, such holder’s right to receive such holder’s share of the Closing Parent Stock Consideration, if any, Contingent Payments, if any, and the Representative Expense Fund, if any, from and after the Effective Time shall be deemed to constitute satisfaction of all rights pertaining to such shares of Company Stock, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.
(d)Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Stock for three (3) years after the Effective Time shall be delivered to Parent, upon demand, and any holder of Company Preferred Stock who has not previously complied with this Section 2.8 shall be entitled to receive from Parent the Merger Consideration that such holder has the right to receive pursuant to the provisions of this Article II.
(e)No Liability. To the extent permitted by Law, none of Parent, Merger Sub, the Company, the Surviving Corporation, the Stockholder Representative or the Exchange Agent shall be liable to any holder of shares of Company Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
1.9Dissenting Holders.
(a)Notwithstanding anything in this Agreement to the contrary, any shares of Company Stock issued and outstanding immediately prior to the Effective Time eligible under the DGCL to exercise appraisal or dissenters’ rights and held by a holder who has not voted in favor of, or provided written consent to (including by proxy), the Agreement and the Merger and who has exercised and perfected appraisal or dissenters’ rights for such shares in accordance with Section 262 of the DGCL and has not effectively withdrawn or lost such appraisal or dissenters’ rights (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the consideration for Company Stock set forth in Section 2.5, and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders in Section 262 of the DGCL.
(b)Notwithstanding the provisions of Section 2.9(a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal and dissenters’ rights under Section 262 of the DGCL, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive, upon surrender of the

Certain confidential information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

certificate representing such shares in accordance with Section 2.8, the consideration, if any, for such shares set forth in Section 2.5, without interest, in accordance with the terms and conditions provided in this Agreement.
(c)The Company shall (i) comply with the requirements of Section 262 of the DGCL, (ii) give Parent prompt notice of any written demand received by the Company pursuant to Section 262 of the DGCL, and of withdrawals of such demands, and provide copies of any documents or instruments served pursuant to the DGCL and received by the Company and (iii) give Parent the opportunity to control all negotiations and proceedings with respect to any such demands. Prior to the Effective Time, the Company shall not make any payment or settlement offer with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer (such consent not to be unreasonably withheld, delayed or conditioned).
(d)Any amount paid by Parent, the Company or the Surviving Corporation to any Person with respect to Dissenting Shares in excess of the amount that would otherwise be payable pursuant to Section 2.5 for each such Dissenting Share (such amount, unless determined in a final, non-appealable order or judgment from a court of competent jurisdiction, being subject to the prior written approval of the Stockholder Representative, which approval shall not be unreasonably withheld, conditioned or delayed), and all interest and reasonable out-of-pocket costs, expenses and fees incurred by the Company, Parent or the Surviving Corporation in connection with the exercise of all rights under Section 262 of the DGCL, shall be entitled to indemnification as Losses as set forth in Article VIII hereof as an inaccuracy in Section 3.3(d).
1.10Contingent Payments. Subject to and in accordance with the terms of this Agreement, including Section 2.8(b):
(a)Achievement of Contingent Payments. As further consideration to the Scheduled Securityholders in accordance with this Article II, Parent shall pay, or cause to be paid, an amount in Parent Ordinary Shares and/or cash (at Parent’s election subject to the remainder of this Section 2.10(a), except for the amount payable in respect of [***], which shall be payable exclusively in Parent Ordinary Shares) equal in value in the aggregate to the corresponding amount set forth on the table in this Section 2.10(a) (such amount, the “Earnout Event Amount” and each such payment, a “Contingent Payment”) following the achievement of the corresponding event (each, an “Earnout Event”) by any Selling Entity with respect to a Contingent Payment Product during the period commencing on the Closing Date and ending on [***] (“Contingent Payment Period”). The number of Parent Ordinary Shares to be allocated to the Scheduled Securityholders with respect to a Contingent Payment will be the quotient of (i) the portion of the Earnout Event Amount that is due to be paid to the Scheduled Securityholders for which Parent has elected, or is required (in accordance with the terms hereof), to pay in Parent Ordinary Shares (which portion, the parties acknowledge and agree shall be at least [***] of the Earnout Event Amount), divided by (ii) the Parent Trading Price, rounded down to the nearest whole number. Notwithstanding anything to the contrary herein, each of the Contingent Payments shall be paid one time only (regardless of the number of different Contingent Payment Products and different indications with respect to which the corresponding Earnout Event is achieved). For clarity, and notwithstanding anything to the contrary herein, no Contingent Payments shall be payable for Earnout Events that are achieved on or after expiration of the Contingent Payment Period.

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Earnout Event	Earnout Event Amount
[***]	$[***]
[***]	$[***]
[***]	$[***]
(b)Payment of Earnout Events. With respect to the achievement of any Earnout Event that would trigger a Contingent Payment, Parent shall provide written notice to the Stockholder Representative of such achievement no later than [***] Business Days after such occurrence. Promptly following receipt of such notice, the Stockholder Representative shall deliver to Parent and the Exchange Agent a spreadsheet setting forth the portion of the applicable Contingent Payment to be paid to each Scheduled Securityholder. Within twenty (20) days following Parent’s receipt of such spreadsheet, Parent shall pay, or cause to be paid, such Contingent Payment to the extent payable in accordance with the terms hereof, by depositing, or causing to be deposited, with the Exchange Agent on behalf of the Scheduled Securityholders, by wire transfer of immediately available funds to such bank account as may be designated by the Exchange Agent, the aggregate amount of any cash payable to the Scheduled Securityholders and the aggregate amount of Parent Ordinary Shares due to the Scheduled Securityholders in respect of such Contingent Payment for further distribution to the applicable Scheduled Securityholders pursuant to Sections 2.5, 2.8 and 2.10 of this Agreement.
(c)Efforts. Notwithstanding anything to the contrary contained herein, in no event shall this Agreement be construed as requiring any Selling Entity, and in no event shall any Selling Entity be required to, undertake any level of efforts, or employ any level of resources, to research, develop, manufacture, market, commercialize or otherwise exploit any Contingent Payment Product, other Company Product Candidate, or the CoMET Platform, and the Selling Entities shall have sole discretion with respect to the prosecution, maintenance, enforcement, and defense of Intellectual Property related to such candidates, products and platform technology; provided, however, that Parent shall not take any action solely for the purpose of reducing the likelihood of triggering any Contingent Payment; it being understood that the Stockholder Representative shall have the burden of demonstrating such intent.
(d)Reports. Following Closing until the earlier of payment of all Contingent Payments payable hereunder and expiration of the Contingent Payment Period, Parent shall provide the Stockholder Representative, within [***] days following December 31st of each calendar year, with an annual written report (each, an “Update Report”) identifying the development status(es) of the Contingent Payment Products in respect of which a Contingent Payment could become payable hereunder; provided that such Contingent Payment Products are under preclinical or clinical development during the annual period to which the applicable Update Report relates. By way of example, and not limitation, if the Contingent Payment payable in respect of a Pivotal Trial has been paid, such annual reports do not need to address any Contingent Payment Products for which a Clinical Trial is in progress or has been completed.
(e)Confidentiality. All information contained in any Update Report shall be subject to a reasonable, written confidentiality agreement between the applicable Parent Related

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Parties and the Stockholder Representative. Such confidentiality agreement shall expressly permit the Stockholder Representative to share any information received from Parent under such agreement with (i) the holders of Company Stock only after such stockholders have entered into written confidentiality agreements containing confidentiality provisions with respect to any information provided with respect hereto that are no less protective than the provisions contained in the agreement between the Stockholder Representative and Parent referred to above and the Stockholder Representative shall cause such Parent Related Parties to be named third-party beneficiaries of such provisions with the right to enforce such provisions and (ii) its outside legal advisors to the extent such advisors acknowledge to the Stockholder Representative that they will maintain the confidentiality of such information consistent with the confidentiality obligations owed by the Stockholder Representative. Such confidentiality agreement shall further provide that any such stockholder permitted to receive such confidential information pursuant to the immediately preceding sentence that is a venture capital fund or other institutional investor may: (a) disclose such information to its auditors solely for purposes of, and to the extent necessary for, enabling such auditors to confirm the reasonableness of the methodology utilized by such venture capital fund or other institutional investor in valuing its expected return from the Merger; provided that such auditing firm is subject to reasonable and customary confidentiality obligations regarding such information; and (b) disclose to its prospective and current limited partners such venture capital fund’s or other institutional investor’s share of the total Contingent Payments payable or that may become payable under this Agreement, the valuation such venture capital fund has placed on its expected return from the Merger and a general statement of the likelihood that the Contingent Payments will be received.
(f)Transfers of Contingent Payment Obligations. Notwithstanding anything to the contrary herein, Parent may assign, in its sole discretion and without the consent of any Selling Entity, any shareholder or the Stockholder Representative, its obligations under this Section 2.10, including the obligation to pay any Contingent Payments that become payable, to any of its Affiliates or to any purchaser or licensee of any of Parent’s rights to, or any assets related to, any Contingent Payment Product (each, an “Assignee”); provided that the Assignee agrees to assume and be bound by all of the terms of this Agreement and Parent agrees to remain liable for the performance by such Assignee of such obligations.
(g)The parties acknowledge, understand and agree that (i) the contingent right to receive any portion of the Contingent Payment shall not be represented by any form of certificate or other instrument and such right is not transferable, except by operation of law, and does not solely constitute an equity or ownership interest in Parent or any of its Affiliates, (ii) no Scheduled Securityholder shall have any rights as a holder of the securities of Parent or any of its Affiliates solely as a result of such Scheduled Securityholder’s contingent right to receive any portion of the Contingent Payment under this Section 2.10 and (iii) no interest shall be payable with respect to any portion of the Contingent Payment.
1.11Tax Treatment of Contingent Consideration and Tax Withholding.
(a)The parties hereto agree that for all U.S. federal and applicable state, local and non-U.S. income Tax purposes unless required by a change in applicable Law, any payment of the Contingent Payments shall be treated by the parties hereto as an adjustment to the Merger Consideration for Tax purposes to the maximum extent permitted by applicable Law.
(b)Each of Parent, the Company and the Exchange Agent shall be entitled to deduct and withhold, or cause to be deducted and withheld, from the Merger Consideration and any amounts otherwise payable pursuant to this Agreement such amounts as are required to be

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deducted and withheld under the Code or any other applicable provision of U.S. federal, state, local or non-U.S. Tax Law. To the extent that amounts are so deducted and withheld and paid over to the appropriate Tax Authority in accordance with applicable Law, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction, withholding and payment was made.
1.12Stockholder Representative. Each holder of Company Stock, by virtue of the approval and adoption of this Agreement, will, as a specific term of the Merger, be deemed to have irrevocably (a) constituted and appointed, effective as of the Effective Time, Stichting Depositary Inkef Investment Fund (referred to herein, together with its permitted successors, the “Stockholder Representative”), as his, her or its true and lawful agent, proxy and attorney-in-fact, for all purposes under this Agreement, including the authority to execute and deliver this Agreement on his, her or its behalf, as the Stockholder Representative and exercise all or any of the powers, authority and discretion conferred on the Stockholder Representative under this Agreement (including Article VIII and Article IX) and (b) with respect to Indemnifying Securityholders, agreed to, and be bound by and comply with, all of the obligations of the Indemnifying Securityholders set forth herein. The Stockholder Representative agrees to act as, and to undertake the duties and responsibilities of, such agent and attorney-in-fact. This power of attorney is coupled with an interest and, subject to Section 9.1, is irrevocable and shall survive the dissolution, death or incapacity of each of the stockholders of the Company. The Indemnifying Securityholders will not receive any interest or earnings on the Representative Expense Fund and irrevocably transfer and assign to the Stockholder Representative any ownership right that they may otherwise have had in any such interest or earnings. The Stockholder Representative will not be liable for any loss of principal of the Representative Expense Fund other than as a result of its gross negligence or willful misconduct. Subject to Section 9.1, upon the determination of the Stockholder Representatives that the Representative Expense Fund is no longer necessary, the Stockholder Representative shall deliver to the Exchange Agent for further distribution to the holders of Company Preferred Stock or, if applicable, the holders of Company Common Stock, if following the achievement of the Preferred Liquidation Amount Satisfaction Point (solely out of the Representative Expense Fund) the amount remaining in the Representative Expense Fund after payment of all of the Stockholder Representative’s out-of-pocket expenses incurred in connection with its services as Stockholder Representative. Upon deposit of the Representative Expense Fund with the Stockholder Representative, for Tax purposes Parent shall be deemed to have paid each former holder of Company Preferred Stock its, his or her pro rata share of the Representative Expense Amount as part of the consideration for such Company Stock.
Article III

COMPANY REPRESENTATIONS AND WARRANTIES
The Company represents and warrants to Parent and Merger Sub that the statements in this Article III are true, complete and correct as of the date hereof (unless the particular statement speaks expressly as of another date, in which case it is true, complete and correct as of such other date), subject, in any case, to the exceptions provided in the disclosure schedule supplied by the Company to Parent and Merger Sub, dated as of the date hereof (the “Company Disclosure Schedule”):
1.1Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and

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to carry on its business as now being conducted. The Company is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing that, individually or in the aggregate, has had, or would reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent a complete and correct copy of the Company’s Constitutive Documents, the Voting Agreement and the Investor Rights Agreement, each as amended to date, and such documents are in full force and effect. The Company is in compliance with all of the terms and provisions of its Constitutive Documents, the Voting Agreement and the Investor Rights Agreement.
1.2Subsidiaries. The Company does not have any Subsidiaries or directly or indirectly own any Capital Stock in any other Person. The Company has not agreed to, and is not obligated to, directly or indirectly, make any future equity investment in or capital contribution to any Person.
1.3Capitalization.
(a)The authorized capital stock of the Company consists solely of (i) 150,000,000 shares of Company Common Stock, [***] shares of which are issued and outstanding as of the date of this Agreement and (ii) 100,759,992 shares of Company Preferred Stock, of which (A) 7,128,250 shares have been designated Series A Preferred Stock, [***] shares of which are issued and outstanding as of the date of this Agreement, and (B) 93,631,742 shares of which have been designated Series A-1 Preferred Stock, [***] of which are issued and outstanding as of the date of this Agreement. The “Initial Preferred Liquidation Amount” (as such term is defined in the Company Charter) is (x) $0.30495 per share of the Series A-1 Preferred Stock, and (y) $1.1248 per share of the Series A Preferred Stock.
(b)As of the date of this Agreement, there were outstanding Company Options to purchase an aggregate of [***] shares of Company Common Stock (all of which were exercisable). As of the date of this Agreement, there are no outstanding restricted stock units awarded or issued pursuant to the Company Equity Plan or otherwise by the Company.
(c)All of the issued and outstanding shares of Company Stock have been, and all of the shares of Company Stock that may be issued pursuant to any Company Option, or upon conversion of any share of Company Preferred Stock will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable. Except for the Company Preferred Stock described in Section 3.3(a), the Company Options described in Section 3.3(b), or as set forth in Section 3.3(c) of the Company Disclosure Schedule, no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase, acquire (including, rights of first refusal, anti-dilution or pre-emptive rights) or register under the Securities Act any shares of capital stock of the Company is authorized or outstanding. From and after the Effective Time, no holder of any Company Option will have the right to any consideration with respect thereto. Except for the conversion rights with respect to Company Preferred Stock set forth in the Company’s Constitutive Documents and the dividend rights with respect to Company Preferred Stock set forth in the Company’s certificate of incorporation, the Company does not have any obligation to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company. Other than the shares of Company Stock outstanding as of the date hereof and other than Company Stock issued upon the exercise

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of Company Options, there are no other outstanding securities of the Company entitled, and no separate contractual rights entitling any holders thereof, to vote on any matters put to a vote of the stockholders of the Company. Except for the Voting Agreement or in the Company’s Constitutive Documents, there are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of the capital stock or other equity interests of the Company. Other than with respect to appraisal rights for Dissenting Shares and with respect to the holders of Company Preferred Stock, no stockholder of the Company or any other Person is entitled to any different or additional amount of consideration in respect of shares of Company Stock, or Company Options outstanding as of immediately prior to the Effective Time in connection with the Merger except as expressly provided for in this Agreement. Except as set forth on Section 3.3(c) of the Company Disclosure Schedule, no shares of Company Stock are subject to employment-related forfeiture restrictions. All of the issued and outstanding shares of Company Stock have been offered, issued and sold by the Company in compliance in all respects with the Company’s Constitutive Documents and all applicable Laws. None of the issued and outstanding shares of Company Stock are certificated in physical form.
(d)The information included on the Closing Date Statement pursuant to Section 2.6(b) will be true, complete and correct as of the Effective Time (except the addresses, phone numbers, email addresses and other administrative related information which will be true, complete and correct in all material respects), and the calculations performed to compute such information are, and will be, accurate and in accordance in all material respects with the terms of this Agreement and the Company’s Constitutive Documents and all other agreements and instruments among the Company and its securityholders.
(e)Section 3.3(e) of the Company Disclosure Schedule sets forth a true, complete and correct copy of the capitalization table of the Company, as of the date hereof.
1.4Authority; No Conflict; Required Filings and Consent.
(a)The Company has all necessary corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate expressly required by this Agreement to be executed by the Company in connection with the transactions contemplated by this Agreement (the “Ancillary Agreements”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to the Stockholder Approval. The execution, delivery and performance of this Agreement and each of the Ancillary Agreements by the Company and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite corporate action, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement (other than the Stockholder Approval). This Agreement has been, and each of the Ancillary Agreements will be at or prior to the Closing, duly and validly authorized, executed and delivered by the Company, and assuming that this Agreement and each of the Ancillary Agreements is a valid and binding obligation of the other parties hereto and thereto, this Agreement constitutes, and each of the Ancillary Agreements when so executed and delivered will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights or to general principles of equity.
(b)Assuming the due and prompt performance each of Parent and Merger Sub of its obligations hereunder, and subject to the making of the filings and registrations and receipt of the consents, approvals and waivers in connection with the Stockholder Approval, the

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filing of the Certificate of Merger with the Secretary of State of the State of Delaware or as set forth on Section 3.4(b) of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby do not and will not (i) violate any (A) applicable material Law, (B) applicable Governmental Order, (C) applicable Governmental Authorization, (ii) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, give rise to any party’s right to accelerate, terminate or cancel, or require any notice, consent or waiver under, or result in the loss of any material benefit to which the Company is entitled under, any Company Material Contract, (iii) result in the creation or imposition of any Encumbrance (other than Permitted Encumbrances) upon any assets of the Company or any shares of Company Stock, or (iv) constitute a breach or violation of, or a default under, the Constitutive Documents of the Company. The Company has obtained a waiver from OHSU under the OHSU Agreement with respect to the creation or imposition of any payment obligation by the Company as a result of the change in ownership of the Company contemplated by this Agreement.
(c)No consent, approval, order or authorization of, or filing with, or notice to, any Governmental Authority is required by or with respect to the Company as a result of the execution and delivery by the Company of this Agreement and, as applicable, the Ancillary Agreements, the consummation by the Company of the Merger and the other transactions contemplated by this Agreement and, as applicable, the Ancillary Agreements or the compliance by the Company with the provisions of this Agreement and, as applicable, the Ancillary Agreements, except for (i) the filing of the Certificate of Merger with the office of the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and (ii) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made individually or in the aggregate would not prevent the Company from performing its obligations under this Agreement and, as applicable, the Ancillary Agreements or prevent the consummation of the Merger or any of the other transactions contemplated hereby.
1.5Financial Statements.
(a)Section 3.5 of the Company Disclosure Schedule sets forth true, complete and correct copies of (i) the unaudited consolidated balance sheet of the Company as of December 31, 2019, and the related consolidated statements of income (loss), members’ equity and cash flow for the twelve (12) month period then ended (all such financial statements referred to in the foregoing clauses (i) and (ii), the “Financial Statements”). The Financial Statements were prepared from the books and records of the Company and fairly present, in all material respects, the consolidated financial position of the Company as at the respective dates thereof and the consolidated results of operations and cash flows of the Company for the respective periods covered thereby in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, subject to the absence of notes not required by GAAP and normal year-end adjustments).
(b)The Company has not prepared a consolidated balance sheet or statement of income (loss), members’ equity or cash flow for any period after December 31, 2019.
Notwithstanding the foregoing, the Company maintains accurate books and records reflecting the assets and liabilities of the Company and maintains and has maintained for all periods, proper and adequate internal accounting controls that provide assurance that (i)

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transactions are recorded as necessary to permit accurate preparation of its financial statements and to maintain accurate accountability for its assets and liabilities, (ii) the reporting of its assets and liabilities is compared with existing assets and liabilities at regular intervals and (iii) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Neither the Company nor or any auditor, accountant or other representative of the Company has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any material complaint, allegation, assertion or claim that the Company has engaged in fraudulent or questionable accounting or auditing practices.
(c)The Company does not have any liabilities, except for liabilities (i) reflected or reserved for in the Financial Statements, or (ii) set forth in Section (c) or (d) of the Company Disclosure Schedule. For clarity, the mere existence of a claim, complaint or notice from a third party involving the Company arising after the Closing shall not constitute a breach of this Section (c) on the theory that the mere existence of such claim (absent an underlying breach of another applicable representation or warranty) constituted an unknown, unasserted, indeterminate, contingent, unaccrued, unmatured, unliquidated or other debt, liability or obligation of the Company as of the Closing.
(d)Section (d) of the Company Disclosure Schedule sets forth a list of all Indebtedness of the Company.
1.6Absence of Certain Changes. During the period beginning on December 31, 2019, and ending on the date of this Agreement, there has not been any change, event, circumstance, occurrence, state of facts or development that, individually or in the aggregate, has had, or would reasonably be expected to have a Company Material Adverse Effect.
1.7Vote Required. The affirmative votes of (i) the holders of [***] of the outstanding shares of Series A-1 Preferred Stock, and (ii) holders of [***] of the outstanding shares of Company Stock (voting together as a single class on an as-converted to Company Common Stock basis) are the only votes of the holders of Company Stock required to approve this Agreement by the Company stockholders (the “Stockholder Approval”).
1.8Taxes.
(a)All income and other material Tax Returns required to be filed with any Tax Authority by, or with respect to, the Company have been duly and timely filed in accordance with all applicable Laws (taking into account applicable extensions), (ii) all of the Tax Returns are true, correct and complete in all material respects, and (iii) all Taxes due and owing by the Company (whether or not shown on such Tax Returns) have been timely paid.
(b)All Taxes not yet due and payable with respect to the Company have been properly accrued on the Financial Statements in accordance with GAAP. Since the date of the most recent Financial Statements, the Company has not incurred any liability for Taxes, except for Taxes incurred in the ordinary course of business.
(c)The Company has made available to Parent (i) true, correct and complete copies of all U.S. federal and state income Tax Returns and all other material Tax Returns filed by the Company since January 1, 2018, (ii) all examination reports and statements of deficiencies

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assessed against or agreed to by the Company, and (iii) all letter rulings, technical advice memoranda, closing agreements, and similar documents issued by a Tax Authority relating to Taxes of the Company.
(d)No examination, investigation, claim, assessment, audit or other proceeding in respect of Taxes of the Company is currently in progress or pending, nor has the Company received written notice from a Tax Authority that such a proceeding is proposed, asserted, threatened in writing or contemplated, and no deficiencies for Taxes or other assessments relating to Taxes have been claimed, proposed, or assessed in writing against the Company.
(e)No Tax Authority in any jurisdiction where the Company does not file Tax Returns or pay Taxes has claimed in writing that the Company was required to file any Tax Return or pay any Taxes, or that the Company is or may be subject to Tax, in that jurisdiction. The Company has never had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise had an office or fixed place of business in any country other than the United States.
(f)The Company is not the beneficiary of any extension of time within which to file any Tax Return which extension is still in effect (other than extensions of time to file Tax Returns obtained in the ordinary course of business). The Company has not granted any currently effective requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment or collection of any Taxes with respect to any Tax Returns of the Company. No power of attorney has been granted with respect to any matter relating to Taxes payable by the Company that will remain in effect after the Closing Date.
(g)The Company (i) is not and has never been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or of any other group of corporations filing (or required to file) consolidated, combined or unitary Tax Returns under state, local or non-U.S. Law (other than a group the common parent of which was the Company), and (ii) is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement, or any similar agreement or understanding, (other than pursuant to the customary provisions of an agreement entered into in the ordinary course of business the primary purpose of which is not related to Taxes).
(h)There are no Encumbrances with respect to Taxes upon any of the assets or properties of the Company, other than Permitted Encumbrances.
(i)The Company does not have any liability for any Taxes of any other Person under Treasury Regulations section 1.1502-6 (or any analogous, comparable or similar provision of state, local or non-U.S. Law), or as a transferee or successor, by contract (other than contracts entered into in the ordinary course of business the primary purpose of which is not related to Taxes) or otherwise.
(j)The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any tax period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of Tax accounting pursuant to Section 481 of the Code (or any analogous, comparable or similar provision of state, local or non-U.S. Law) for a tax period ending on or prior to the Closing Date, (ii) use of an improper method of accounting for a tax period ending on or prior to the Closing Date, (iii) “closing agreement” as described in Section 7121 of the Code (or any analogous, comparable or similar

Certain confidential information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

provision of state, local or non-U.S. Law) executed on or prior to the Closing Date, (iv) installment sale or open transaction made on or prior to the Closing Date, (v) prepaid amount received or paid outside the ordinary course of the Company’s Business on or prior to the Closing Date, or (vi) intercompany transaction or excess loss account described in Treasury Regulations issued under Section 1502 of the Code (or any analogous, comparable or similar provision of state, local or non-U.S. Law).
(k)The Company has not distributed to its shareholders or security holders stock or securities of a controlled corporation, nor have stock or securities of the Company been distributed, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code (or any analogous, comparable or similar provisions of state, local or non-U.S. Law) or in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.
(l)The Company has not engaged in or been a party to any “reportable transaction” as defined in Section 6707A(c) of the Code or Treasury Regulations section 1.6011- 4(b)(1), and the Company has disclosed on its U.S. federal income Tax Returns all positions taken therein that could reasonably be expected to give rise to a substantial understatement of U.S. federal income Tax within the meaning of Section 6662 of the Code (or any analogous, comparable or similar provisions of state, local or non-U.S. Law).
(m)All Taxes required by Law to be withheld or collected by or with respect to the Company, including in connection with amounts paid or owing to any employee, independent contractor, creditor or other third party, have been duly withheld or collected and, to the extent required, have been timely paid to the appropriate Tax Authority, and all Tax Returns with respect thereto have been properly completed and filed. The Company is in material compliance with, and its records contain all information and documents necessary to comply with, all applicable information reporting and withholding requirements under all applicable Laws.
(n)The Company is not party to any joint venture, partnership or to the Company’s Knowledge, other Contract or arrangement that should be treated as a partnership for U.S. federal income Tax purposes.
(o)The Company is not and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code and the applicable Treasury Regulations) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(p)(i) The Company has not (i) deferred the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) claimed any Tax credits under Sections 7001 through 7005 of the Families First Act and Section 2301 of the CARES Act, (iii) sought a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. § 636(a)), as added by Section 1102 of the CARES Act or (iv) elected to defer any payroll, employment, or similar Taxes pursuant to any Payroll Tax Executive Order.
(q)For purposes of this Section 3.8, all references to the “Company” shall be deemed to include any predecessor of the Company and any current or former Subsidiary of the Company.
1.9Assets Other than Real Property.

Certain confidential information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

(a)The Company has good and valid title to all tangible assets owned by it as of the date of this Agreement, other than, for the avoidance of doubt, Intellectual Property assets which are covered by Section 3.11.
(b)There are no Encumbrances on any assets of the Company, other than any Encumbrances that will be extinguished on or before the Closing or Permitted Encumbrances.
1.10Owned and Leased Real Properties. The Company does not own or lease any real property.
1.11Intellectual Property.
(a)Section 3.11(a) of the Company Disclosure Schedule lists all of the U.S. and foreign (i) issued Patents and Patent applications, (ii) Trademark registrations and applications and (iii) Copyright registrations and applications, in each case (with respect to the foregoing clauses (i), (ii) and (iii)), that are included in the Company Intellectual Property (collectively, “Registered IP”), setting forth for each item (as applicable), the name of the record owner, whether the applicable Registered IP is owned or licensed-in, the application or registration number, the filing date, the date of registration and the status. The Company is the sole and exclusive beneficial and, with respect to applications and registrations (including Patents), record owner of all of the Company Owned Intellectual Property set forth in Section 3.11(a) of the Company Disclosure Schedule, and the Registered IP is subsisting, valid, and enforceable. There are no orders, writs, injunctions, or decrees to which the Company or any of its Affiliates, or to the Company’s Knowledge, any other Person, is subject with respect to any Company Intellectual Property.
(b)The Company and its Affiliates own, or otherwise possess valid rights to use, free and clear of all Encumbrances, all Intellectual Property used or held for use in, or necessary to conduct, the Company Business.
(c)There has been no Action (including any interference, opposition, reissue, re-examination, inter partes review, or post grant review) asserted or threatened in writing challenging the validity, enforceability, scope or ownership of any Registered IP (in each case, other than rejections, objections or other similar challenges in any office actions made by the applicable intellectual property office in the ordinary course of the prosecution of Intellectual Property applications for registration) and to the Company’s Knowledge, there are no facts, circumstances, or conditions that could reasonably be expected to form the basis for such an Action.
(d)To the Company’s Knowledge, the conduct of the Company Business as conducted in the past three (3) years and as contemplated to be conducted does not and will not infringe, misappropriate, or otherwise violate, and has not infringed, misappropriated, or otherwise violated, any Person’s Intellectual Property rights, there has been no such Action asserted or threatened in writing in the past three (3) years. To the Company’s Knowledge, there are no facts, circumstances, or conditions that could reasonably be expected to form a valid basis for an Action for infringement, misappropriation, or other violation of Intellectual Property rights against the Company or its Affiliates.
(e)To the Company’s Knowledge, no Company Intellectual Property is being infringed, misappropriated, or otherwise violated by any Person, and no such Action for infringement, misappropriation, or violation has been pending or threatened in writing against

Certain confidential information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

any Person by the Company or any of its Affiliates or, to the Company’s Knowledge, any other Person, in the past three (3) years. To the Company’s Knowledge, there are no facts, circumstances, or conditions that could reasonably be expected to form a valid basis for an Action for infringement, misappropriation, or other violation of any Company Intellectual Property rights.
(f)All registration, maintenance, and renewal fees in respect of the Registered IP owned by the Company or its Affiliates, and to the Company’s Knowledge, all other Registered IP, due prior to the date of this Agreement have been paid to the relevant Governmental Authority. All documents and instruments necessary to establish, perfect and maintain the rights of the Company and its Affiliates in the Registered IP have been validly executed, delivered, filed, and/or recorded in a timely manner with the appropriate Governmental Authority in accordance with applicable Law.
(g)Except as set forth on Section 3.11(g) of the Company Disclosure Schedule, no funding, facilities or personnel of any Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Company Owned Intellectual Property or, to the Company’s Knowledge, any Company Licensed Intellectual Property.
(h)Section 3.11(h) of the Company Disclosure Schedule identifies the Company’s current outstanding and future obligations to pay any royalties or other amounts or to provide other consideration to any other Person, in consideration for the Company’s practice or other exploitation of any Company Intellectual Property.
(i)All current and former officers (and equivalents thereof) and employees of the Company and its Affiliates, and consultants and independent contractors who have been involved in the invention, creation, reduction to practice, development or making of any Intellectual Property for the Company or any of its Affiliates, have entered into agreements with the Company (which are substantially in the form made available to Parent prior to the date hereof) that require such Person to (A) maintain the confidentiality of Know-How of the Company and its Affiliates (including information of any other Person disclosed in confidence to the Company or any of its Affiliates) and (B) assign (by way of a present grant of assignment) to the Company all Intellectual Property invented, created, reduced to practice, developed or otherwise made by such Person, and no such Person has excluded any Intellectual Property from such assignment. To the Company’s Knowledge, no such officer (or equivalent thereof), employee, consultant, or independent contractor is in violation of any material term of any such agreement.
(j)The Company takes reasonable measures to protect the confidentiality of material confidential Know-How, including requiring all Persons having access thereto to execute written non-disclosure agreements. To the Company’s Knowledge, there has not been any disclosure of or access to any material Know-How of the Company or its Affiliates to any Person in a manner that has resulted or is reasonably likely to result in the loss of trade secret or other rights in and to such information.
(k)The consummation of the transactions contemplated by this Agreement will not result in (i) the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s right to own, use, or hold for use any Intellectual Property as owned, used, or held for use in the conduct of the Company Business or (ii) the grant, assignment or transfer to any other Person of any license or other right or interest in or to, any Company Intellectual Property. No current or former partner,

Certain confidential information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

director, stockholder, officer (or equivalent thereof), or employee of the Company or its Affiliates will, after giving effect to the transactions contemplated hereby, own, license, or retain any rights in any of the Intellectual Property owned, used, or held for use by the Company.
(l)Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company’s IT Assets operate in accordance with their specifications and related documentation and perform in a manner that permits the Company and its Affiliates to conduct the Company Business as currently conducted, (ii) the Company and its Affiliates take commercially reasonable actions, consistent with current industry standards, to protect the confidentiality, integrity and security of the Company’s IT Assets (and all data and other information and transactions stored or contained therein or processed or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, including the implementation of commercially reasonable data backup, disaster avoidance and recovery procedures and business continuity procedures, and (iii) since January 1, 2019, to the knowledge of the Company, there has been no unauthorized use or access or security breaches, or interruption, modification, loss or corruption of any of the Company’s IT Assets (or any data or other information or transactions stored or contained therein or processed or transmitted thereby).
1.12Contracts.
(a)Section 3.12(a) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of the following Contracts to which the Company (or, to the extent such Contract relates to the Company Business, any Affiliate of the Company) is a party and under which the Company (or such Affiliate) has any remaining rights or obligations (collectively, the “Company Material Contracts”):
(i)any IP License;
(ii)any agreement (or group of related agreements) for the lease of personal property from or to third parties;
(iii)any agreement (or group of related agreements) for the purchase of raw materials, inventory, or finished goods or for the receipt of services;
(iv)any agreement for capital expenditures or the acquisition or construction of fixed assets;
(v)any agreement concerning the establishment or operation of a partnership, joint venture or limited liability company;
(vi)any agreement containing covenants of the Company not to (or otherwise restricting or limiting the ability of the Company to) (A) compete in any line of business or geographic or therapeutic area, including any covenant not to compete with respect to the development, manufacture, marketing, distribution, sale or licensing of any product or product line or (B) hire or solicit customers or employees;
(vii)any agreement (or group of related agreements) under which the Company has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness (including capitalized lease obligations) or otherwise placing a lien or security interest on any asset of the Company;

Certain confidential information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

(viii)any agreement for the disposition of any portion of the assets of the Company;
(ix)any agreement for the acquisition of any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof, except purchases of inventory, supplies and raw materials in the ordinary course of business consistent with past practice;
(x)any agreement providing for the indemnification by the Company of any person, other than customary indemnification arrangements entered into in the ordinary course of business;
(xi)any collaboration or strategic alliance agreements, or other similar agreements relating to products or inventions of the Company;
(xii)any agreement pursuant to which a Third-Party manages or provides services in connection with drug discovery efforts or Clinical Trials, including any manufacturing agreements and clinical trial agreements, relating to any product of the Company;
(xiii)any agreement pursuant to which any third party has agreed to participate as a “site” with respect to any Clinical Trial related to any product of the Company; and
(xiv)any other executory agreement (or group of related agreements) (A) involving future payments of more than $5,000 in any one-year period, (B) that is not terminable by the Company upon less than sixty (60) days’ notice without penalty to the Company or (C) that is otherwise material to the operation of the business of the Company.
(b)The Company has made available to Parent a complete and accurate copy of each Company Material Contract. Each Company Material Contract is a legal, valid and binding agreement of the Company or the Affiliate of the Company party thereto, as applicable, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights or to general principles of equity, and is in full force and effect with respect to the Company or the Affiliate of the Company party thereto, as applicable, and, to the Company’s Knowledge, with respect to each other party thereto, except to the extent it has previously expired in accordance with its terms. Neither the Company nor, to the Company’s Knowledge, any other party to any Company Material Contract is in violation of or in default under any Company Material Contract (nor, to the Company’s Knowledge has any event or circumstance occurred that, with notice or lapse of time or both, would constitute a violation or default under any Company Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder). The Company has not received any written notice of the intent to terminate any of the Company Material Contracts from any of the other parties thereto.
1.13Legal Proceedings. As of the date of this Agreement, (a) there is no Action pending or, to the Company’s Knowledge, threatened or, to the Company’s Knowledge, there is no investigation by a Governmental Authority pending, in each case, against the Company or with respect to the Company Business as currently conducted or as contemplated to be conducted by the Company, (b) there are no Governmental Orders outstanding, or to the Company’s

Certain confidential information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

Knowledge, threatened against the Company or with respect to the Company Business as currently conducted or as contemplated to be conducted and (c) there is no Action pending by the Company, or, to the Company’s Knowledge, which the Company intends to initiate, against any other Person.
1.14Environmental Matters.
(a)The Company is, and since incorporation has been, in material compliance with all Environmental Laws, which compliance includes, but is not limited to, the possession by the Company of all permits and other governmental authorizations required under all Environmental Laws, and material compliance with the terms and conditions thereof. The Company has not received any communication (written or oral), whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that the Company is not in such compliance, and there are no circumstances that may prevent or interfere with such compliance in the future.
(b)There is no Environmental Claim pending or, to the Company’s Knowledge, threatened against the Company.
(c)To the Company’s Knowledge, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Material of Environmental Concern, that could form the basis of any Environmental Claim against the Company or against any person or entity whose liability for any Environmental Claim the Company has retained or assumed either contractually or by operation of Law, or otherwise result in any costs or liabilities under Environmental Law.
(d)The Company has made available to Parent all assessments, reports, data, results of investigations or audits, and other information that is in the possession of the Company regarding environmental matters pertaining to or the environmental condition of the Company Business, or the compliance (or noncompliance) by the Company with any Environmental Laws.
(e)The Company is not required by any Environmental Law and as a result of the transactions set forth herein and contemplated hereby, (i) to perform a site assessment for Materials of Environmental Concern, (ii) to remove or remediate Materials of Environmental Concern, (iii) to give notice to or receive approval from any Governmental Authority, or (iv) to record or deliver to any person or entity any disclosure document or statement pertaining to environmental matters.
1.15Employee Benefits and Compensation.
(a)Section 3.15(a) of the Company Disclosure Schedule contains a true and complete list of (i) each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) that the Company or any of its ERISA Affiliates sponsors, participates in, is a party or contributes to or with respect to which the Company or any of its ERISA Affiliates could reasonably be expected to have any liability; and (ii) each other employee benefit plan, program, agreement or arrangement, whether written or unwritten, including, without limitation, any stock option, stock purchase, stock appreciation right or other stock or stock-based incentive plan, cash bonus or incentive compensation arrangement, retirement or deferred compensation plan, profit sharing plan, unemployment or severance compensation plan, or employment, severance, change in control, consulting or similar agreement, for any Company Personnel or former Company

Certain confidential information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

Personnel, that the Company or any of its ERISA Affiliates sponsors, participates in, is a party or contributes to, or with respect to which the Company or any of its ERISA Affiliates could reasonably be expected to have any liability (each, a “Plan”).
(b)With respect to each Plan, the Company has made available to Parent a true and complete copy of each Plan, including any amendments thereto, and a true and complete copy of the following items (in each case, only if applicable) (i) each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed annual report on IRS Form 5500, (iv) the most recent financial statements and actuarial or other valuation reports prepared with respect thereto, (v) the most recently received IRS determination letter and (vi) any material correspondence from any Governmental Authority with respect to any Plan.
(c)Neither the Company nor any ERISA Affiliate maintains or contributes to or ever maintained or was required to contribute to (i) any plan or arrangement that is or was subject to Section 302 or Title IV of ERISA or Section 412 of the Code, or (ii) any multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA or (iii) a multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA.
(d)The Company has never used the services of any professional employer organization in any manner that could cause liability to the Company other than the obligation to pay the professional employer organization for such services a fee that was contractually agreed in writing before the provision of such services.
(e)Each Plan has been operated and administered in all material respects in accordance with its terms and applicable Law, including but not limited to ERISA and the Code. There are no pending, or to Company’s Knowledge, threatened actions, suits, disputes or claims by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan, as applicable, or otherwise involving any such Plan (other than routine claims for benefits). With respect to each Plan intended to be “qualified” within the meaning of Section 401(a) of the Code, (i) each such Plan has been determined to be so qualified and has received a favorable determination or opinion letter from the IRS with respect to its qualification, (ii) the trusts maintained thereunder have been determined to be exempt from taxation under Section 501(a) of the Code, and (iii) to the Company’s Knowledge, no event has occurred that could reasonably be expected to result in disqualification or adversely affect such exemption. No Plan provides welfare benefits, including, without limitation, death or medical benefits (whether or not insured), beyond retirement or termination of service, other than coverage mandated solely by applicable Law.
(f)The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any Company Personnel or any former Company Personnel to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any Company Personnel or any former Company Personnel, (iii) directly or indirectly cause the Company to set aside any assets to fund any benefit under any Plan, or (iv) cause any payment not to be deductible by reason of Section 280G of the Code. No Plan provides for the gross-up of any Taxes payable by any individual.
(g)Each Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) has been maintained and operated in material compliance with Section 409A of the Code and all applicable IRS guidance promulgated

Certain confidential information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

thereunder. Each Company Option was granted with a per share exercise price that equaled or exceeded the fair market value (within the meaning of Section 409A of the Code) of the underlying Company Common Stock as of the date of grant of such Company Option and is or was not otherwise subject to Section 409A of the Code.
(h)The Company has delivered or made available to Parent a copy of the Company Equity Plan and the forms of all agreements and instruments relating to or issued under the Company Equity Plan.
(i)Each Plan maintained for the benefit of any employee or service provider (or former employee or service provider) who performs services outside the United States is now and has been operated in material compliance with its terms and all applicable Laws, and each such Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities. No Plan described in this Section(i) is a defined benefit pension plan.
1.16Labor Matters.
(a)Except with respect to Enej Kuscer and Angelina Sekirnik, the Company does not employ or engage any Company Personnel.
(b)The Company is not a party to or bound by any labor agreement, collective bargaining agreement, or any other labor-related agreement or arrangements with any labor union, labor organization or works council. No labor union, labor organization or works council has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Company’s Knowledge, threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority.
(c)There are no pending or, to the Company’s Knowledge, threatened claims or legal proceedings against the Company with respect to employment or engagement of services of any current or former Company Personnel or applicants for engagement or employment.
(d)Since its formation, the Company has not used the services or workers provided by third-party contract labor suppliers, temporary employees, “leased employees” (as that term is defined in Section 414(n) of the Code), and each individual who renders or has rendered services to the Company and who is or has been classified by the Company as having the status of an independent contractor, consultant or other status other than employee for any purpose is, and has at all times been properly characterized as such.
(e)No current or former Company Personnel is in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, settlement agreement, separation agreement, restrictive covenant or other obligation: (i) to the Company or (ii) to a former employer of any such Company Personnel relating (A) to the right of any such Company Personnel to be employed by the Company or (B) to the knowledge or use of trade secrets or proprietary information.
(f)The Company is in compliance with all applicable laws respecting employment and employment practices, including, without limitation, all laws respecting terms and conditions of employment, health and safety, wages and hours, worker classification, child

Certain confidential information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

labor, immigration, employment discrimination, harassment, retaliation, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance.
(g)The Company is not and has not been: (i) a “contractor” or “subcontractor” (as defined by Executive Order 11246), (ii) required to comply with Executive Order 11246 or any other applicable Law requiring affirmative action or other employment related actions for government contractors or subcontractors, or (iii) otherwise required to maintain an affirmative action plan.
(h)The Company is not delinquent in payments to any current or former Company Personnel for any services or amounts required to be reimbursed or otherwise paid, except for arrearages occurring in the ordinary course of business.
(i)The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any breach or other violation of any employment agreement, consulting agreement or any other labor-related agreement to which the Company is a party or bound.
(j)The Company is not party to a settlement agreement with any current or former Company Personnel that involves allegations relating to sexual harassment by an employee of the Company at the level of Vice President or above. To the Company’s Knowledge, in the last five (5) years, no allegations of sexual harassment have been made against any officer or employee of the Company.
(k)All material releases of employment claims in favor of the Company obtained from Company Personnel during the three (3) year period preceding the date hereof are effective and binding to release all employment claims purported to be released therein for each such employee, including under the Age Discrimination in Employment Act of 1967 as modified by the Older Workers Benefit Protection Act, subject to applicable law.
(l)To the Company’s Knowledge, each individual who is currently providing services to the Company, or who previously provided services to the Company, as an independent contractor or consultant is or was properly classified and properly treated as an independent contractor or consultant by the Company. Each individual who is currently providing services to the Company through a third-party service provider, or who previously provided services to the Company through a third-party service provider, is not or was not an employee of the Company. The Company does not have a single employer, joint employer, alter ego or similar relationship with any other company.
1.17Compliance With Laws. The Company is in material compliance with, is not in material violation of, and, since incorporation, has not received any written notice alleging any material violation with respect to, any Laws with respect to the conduct of the Company Business.
1.18Governmental Authorizations. The Company has all Governmental Authorizations material to the conduct of the Company Business as currently conducted (the “Company Permits”), all of which are valid and in full force and effect. The Company is in material compliance with the terms and requirements of the Company Permits, and, to the Company’s Knowledge, as of the date of this Agreement, no event has occurred which allows, or as a result of which after notice or lapse of time would allow, revocation, material modification,

Certain confidential information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

suspension or termination thereof or result in any other material impairment of the rights of the holder of any such Company Permit.
1.19Insurance. Section 3.19 of the Company Disclosure Schedule sets forth a true and complete list of all insurance maintained by or on behalf of the Company (the “Insurance Policies”). Such Insurance Policies are in full force and effect with respect to the Company and, to the Company’s Knowledge, with respect to each other party thereto. The Company has complied in all material respects with the provisions of each Insurance Policy under which it is the insured party. No insurer under any Insurance Policy has provided written notice to the Company that it has cancelled or generally disclaimed liability under any such Insurance Policy or indicated any intent to do so or not to renew any such policy.
1.20Product Liability. No product liability claims have been received in writing by the Company and, to the Company’s Knowledge, no such claims have been threatened against the Company relating to any of the Company Product Candidates. There is no Governmental Order outstanding against the Company relating to product liability claims.
1.21Regulatory Compliance.
(a)The Company Product Candidates are being, and at all times have been, developed, tested, labeled, manufactured, stored, imported, exported, and distributed, as applicable, and the Company is, and at all times has been, in compliance with all applicable Laws governing the Company Business and Company Product Candidates, including but not limited to (i) the U.S. Federal Food, Drug and Cosmetic Act (the “FDCA”) and applicable regulations issued by the FDA, including, as applicable, those requirements relating to the FDA’s current Good Manufacturing Practices, Good Laboratory Practices, Good Clinical Practices, investigational use, pre-market approval and applications to market a new pharmaceutical product, (ii) any Law the violation of which is cause for exclusion from any federal health care program and (iii) and all comparable state, federal, non-U.S. or other Laws relating to any of the foregoing (the Laws referred to in clauses (i) through (iii), collectively, “Health Care Laws”). The Company has not received any FDA Form 483 or other Governmental Authority notice of inspectional observations, “warning letters” or “untitled letters,” or comparable communications that assert a lack of compliance with any applicable Laws in connection with the Company Product Candidates or the Company Business, or any written notice of any pending or threatened civil, criminal, administrative or regulatory claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration, inquiry, search warrant, subpoena (other than those related to actions against Third Parties), or other Action, and there is not pending any allegation that any operation or activity of the Company relating to the Company Business or any Company Product Candidates is in violation of any Health Care Laws.
(b)The Company has filed, maintained or furnished all material applications, reports, documents, claims, Governmental Authorizations, amendments, modifications, notices, declarations, listings, registrations, reports and other information required to be filed, maintained or furnished to the FDA or any other Governmental Authority in connection with the Company Product Candidates or the Company Business as currently conducted. All such applications, reports, documents, claims, Governmental Authorizations, amendments, modifications, notices, declarations, listings, registrations, reports and other information were in compliance with applicable Laws when filed, maintained or furnished and were complete and accurate in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing), and no deficiencies have been asserted by any applicable Governmental Authority with respect to any such applications, reports, documents, claims, Governmental Authorizations, amendments,

Certain confidential information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

modifications, notices, declarations, listings, registrations, reports and other information. Any updates, changes, corrections or modifications to such documents required under applicable Law have been submitted in a timely and complete manner.
(c)The Company has made available to Parent in a timely, accurate and complete manner all data from all preclinical and other studies (complete or ongoing) involving any Company Product Candidate regarding the Company Product Candidates. The Company has delivered to Parent accurate and complete copies of: (i) any federal, state, non-U.S. or other regulatory filings made on behalf of the Company, including all related supplements and amendments; (ii) any correspondence and minutes of meetings or memoranda of meetings or regulatory contacts with any Governmental Authority; (iii) any internal, Third Party, FDA or other Governmental Authority audits of preclinical and other studies sponsored by the Company or related to compliance with applicable Health Care Laws, in the case of subsections (i)-(iii) that concerns any Company Product Candidates or the Company Business as currently conducted or as contemplated to be conducted. All information, claims, reports, statistics, and other data and conclusions, if any, submitted in connection with each regulatory filing were true, complete and correct in all material respects as of the date of submission and no updates, changes, corrections, supplements, amendments or modifications necessary to such filing have failed to be submitted to the FDA or other applicable Governmental Authority since such date.
(d)To the Company’s Knowledge, all preclinical studies and other studies and tests conducted by or on behalf of the Company with respect to any Company Product Candidates have been, and if still pending are being, conducted in material compliance with all applicable research protocols, guidances, Good Laboratory Practices to the extent applicable, and all applicable Laws, including the FDCA and other Health Care Laws.
(e)Neither the Company nor any current officer, employee or agent thereof, (i) has (1) been placed under or otherwise made subject to or (2) committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for any comparable foreign Governmental Authority to invoke any similar policy; (ii) has been charged with or convicted of any criminal offense relating to the delivery of an item or service under the Medicare, Medicaid, TRICARE or any similar government health care program (collectively, “Federal Health Care Programs”); (iii) has been subject to, or convicted of any crime or engaged in any conduct that would reasonably be expected to result in, debarment, exclusion, or suspension from participation in any Federal Health Care Program, or under 21 U.S.C. § 335a or any similar Law; (iv) has had a civil monetary penalty assessed against it, him or her under Section 1128A of the Social Security Act, codified at Title 42, Chapter 7, of the United States Code; or (v) is currently listed on the United States General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs or the List of Excluded Individuals/ Entities published by the Department of Health and Human Services Office of Inspector General.
(f)The Company has not submitted any claim for payment to any government healthcare program related to any Company Product Candidates, or engaged in any other conduct, in material violation of any Laws relating to false claims or fraud, including the U.S. Federal False Claim Act, 31 U.S.C. § 3729 or any similar Law.
(g)The Company has not been and is not employing or utilizing the services of any individual who has been, convicted, suspended, debarred or excluded from participating

Certain confidential information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

in any federal or state health care programs or is listed on the U.S. General Services Administration or the Department of Health and Human Services Office of Inspector General excluded individuals and entities listings or on any FDA debarment list, nor has the Company received notice of an impending or potential exclusion, debarment or listing.
(h)To the Company’s Knowledge, all manufacturing operations conducted for the benefit of the Company with respect to the Company Business or in connection with any Company Product Candidates have been and are being conducted in compliance with applicable Laws, including, to the extent applicable, the provisions of the FDA’s current Good Manufacturing Practice regulations, and the respective counterparts thereof promulgated by Governmental Authorities in countries outside the United States.
(i)To the Company’s Knowledge, none of the Company’s contract manufacturers of any Company Product Candidates has received a FDA Form 483 or other Governmental Authority notice of inspectional observations, “warning letters” or “untitled letters,” or comparable communications that assert a lack of compliance with any applicable Laws in connection with the Company Product Candidates or the Company Business.
(j)The Company is not a party to any corporate integrity agreement, monitoring agreement, consent decree, settlement order, or similar agreement with or imposed by any Governmental Authority.
1.22Healthcare Data Privacy and Data Protection.
(a)The Company and its Affiliates have operated its and their business in compliance with, and to the extent applicable to the Company or any of its Affiliates, has implemented or will have timely implemented upon effectiveness all applicable measures required by, all applicable Laws (including Data Protection Laws) and contractual or other requirements relating to Protected Health Information, medical records and medical information privacy that regulate or limit the maintenance, use, disclosure or transmission of medical records, patient information or other Personal Data made available to or collected by the Company or any of its Affiliates in connection with the operation of the Company Business (the “Healthcare Data Requirements”).
(b)To the Company’s Knowledge, neither the Company nor any of its Affiliates has suffered any accidental, unauthorized, or unlawful destruction, loss, alteration, or disclosure of, or access to, Personal Data or suffered a security breach in relation to any other data which it or they hold.
(c)The Company and its Affiliates have always had in place and operated under procedures and policies which are adequate to reasonably ensure continued compliance with Healthcare Data Requirements and Data Protection Laws and maintain appropriate and sufficient technical and organizational measures to prevent unauthorized or unlawful processing of the Personal Data that it or they control or process, and to prevent any loss, destruction, damage, alteration or unauthorized disclosure of or access to the Personal Data that it or they control or process having regard to the nature of the Personal Data to be protected, in particular where the processing involves the transmission of data over a network, and against all other unlawful forms of processing.
(d)The Company and its Affiliates have in place appropriate agreements with Third Parties in respect of the processing of data, including (but not limited to) those required by

Certain confidential information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

Healthcare Data Requirements and Data Protection Laws and those with data processors processing Personal Data on its or their behalf.
(e)The Company and its Affiliates have not received any notices or any other communications from, been subject to inquiries or investigations by or, to the Company’s Knowledge, been the subject of claims or complaints from any Third Party or to any regulatory or Governmental Authority in relation to Healthcare Data Requirements or Data Protection Laws, including any alleged breaches or violations thereof. The completion of the transactions contemplated by this Agreement will not breach or otherwise cause any violation of, any Person’s privacy or personal information or data rights (including any rights under applicable Laws with respect to medical or health information) or any Law or rule, policy, or procedure related to privacy, data protection, or the collection and use of personal information (including any medical or health information) collected, used, or held for use by or on behalf of the Company or any of its Affiliates.
(f)No Person has (i) complained to the Company or any of its Affiliates about its use of Personal Data or (ii) been awarded compensation, claimed or taken action against the Company or any of its Affiliates for breach of any Healthcare Data Requirements or Data Protection Laws, or, to the Company’s Knowledge, has any right to do so.
1.23Unlawful Payments.
(a)None of the Company or, to the Company’s Knowledge, any member of the board of directors (or equivalent) or any officer (or equivalent), agent, employee or other person acting on behalf of or in the name of the Company with authority to do so has: (i) offered or used any corporate funds, directly or indirectly, for any unlawful contribution, gift, entertainment or other unlawful expense; (ii) offered or made a direct or indirect unlawful payment or conveyance of something of value to any U.S. or non-U.S. government official, employee or political candidate or established or maintained any unlawful or unrecorded funds; (iii) violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, the UK Anti-Bribery Act of 2010 or any similar Laws including those concerning unlawful payments or gifts in any jurisdiction; (iv) offered or given any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment or gift of money or anything of value to any third party, including any U.S. or non-U.S. government official or employee of any Governmental Authority; (v) received any unlawful discounts or rebates in violation of any applicable Law relating to antitrust or competition; or (vi) breached or waived any applicable U.S. or non-U.S., federal or state Law regarding business conduct.
(b)Neither the Company or, to the Company’s Knowledge, any member of the board of directors (or equivalent), officer (or equivalent), agent, employee or other Person acting on behalf of or in the name of the Company: (i) has been or is designated on any list of any U.S. Governmental Authority, including the U.S. Office of Foreign Assets Control’s (“OFAC”) Specially Designated Nationals and Blocked Persons List, the U.S. Department of Commerce (“Commerce”) Denied Persons List, the Commerce Entity List, and the U.S. Department of State (“State Department”) Debarred List, (ii) has participated in any transaction involving such designated Person, or any country that would cause a violation of U.S. sanctions administered by OFAC, (iii) has exported (including deemed exportation) or re-exported, directly or indirectly, any good, technology or services in violation of any applicable U.S. export control or economic sanctions laws, regulations or orders administered by OFAC, Commerce or State Department, (iv) has, to the Company’s Knowledge, participated in any export, re-export or transaction prohibited by U.S. export control and economic sanctions laws, including, without

Certain confidential information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

limitation, support for international terrorism and nuclear, chemical or biological weapons proliferation.
1.24Related Parties and Related Party Transaction. Section 3.24 of the Company Disclosure Schedule sets forth any Contract between the Company and any current or former stockholder or current employee, or any “affiliate” or “associate” of such Persons (as such terms are defined in the rules and regulations promulgated under the Securities Act), or, to the Company’s Knowledge, with respect to such Persons that are natural persons, any member of his or her immediate family (any of the foregoing, a “Related Party”) (other than with respect to Contracts with current employees or directors relating to (i) the payment of ordinary course salaries and bonuses for services rendered, (ii) the advance or reimbursement of business expenses in accordance with the Company’s policies and in the ordinary course of business, (iii) benefits due under a Plan and ordinary course fringe benefits and (iv) Company Options). No Related Party owns any asset necessary to the business of the Company. To the Company’s Knowledge, as of the date of this Agreement, no Related Party owns any direct or indirect interest in, or controls or is a director, officer, employee or partner of, or consultant to, a competitor of the Company.
1.25Books and Records. The minute books of the Company have been maintained in all material respects in accordance with applicable Law.
1.26Anti-Takeover Statute Not Applicable. No “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation, including Section 203 of the DGCL, or anti-takeover provision in the Company’s Constitutive Documents is applicable to the Company, any shares of Company Stock, this Agreement, the Merger or any of the other transactions contemplated by this Agreement.
1.27Brokers; Payments to Third Parties. No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action, agreement or commitment of the Company or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement. Except as set forth in Section 2.10, on Section 3.27 of the Company Disclosure Schedule, no Person is entitled to any future payments from the Company solely as a result of any achievement of any Earnout Event pursuant to Section 2.10.
1.28Unregistered Securities.
(a)Holders of Company Preferred Stock are acquiring Parent Ordinary Shares for their own account and not with a view to, or for resale in connection with, a distribution in violation of any Laws, including securities Laws. Each holder of Company Preferred Stock has been advised and understands and acknowledges that the Parent Ordinary Shares have not been registered under the Securities Act or under the “blue sky” Laws of any jurisdiction and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by Law and Parent is not required to register the Parent Ordinary Shares. Holders of Company Preferred Stock have been advised of and are aware of the provisions of Rule 144 promulgated under the Securities Act. The acquisition of Parent Ordinary Shares by holders of Company Preferred Stock have not been solicited by or through anyone other than Parent.

Certain confidential information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

(b)Holders of Company Preferred Stock understand and acknowledge that, until such time as the Parent Ordinary Shares have been registered pursuant to the provisions of the Securities Act, or the Parent Ordinary Shares are eligible for resale pursuant to Rule 144 promulgated under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Parent Ordinary Shares shall bear the following restrictive legend: “THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER AND, IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, THE ISSUER HAS RECEIVED DOCUMENTATION REASONABLY SATISFACTORY TO IT (WHICH MAY INCLUDE AN OPINION OF COUNSEL) THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS.”
(c)Holders of Company Preferred Stock understand and acknowledge that the Parent Ordinary Shares are being offered and sold in reliance on a transactional exemption from the registration requirements of federal and state securities Laws, and that Parent is relying in part upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of holders of Company Preferred Stock set forth in this Agreement, and in any other document that the Parent may reasonably request, in (i) concluding that the issuance and sale of the Parent Ordinary Shares is a “private offering” and, as such, is exempt from the registration requirements of the Securities Act, and (ii) determining the applicability of such exemptions and the suitability of holders of Company Preferred Stock to acquire the Parent Ordinary Shares.
Article IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub represent and warrant to the Company as follows:
1.1Organization, Standing and Power. Parent is a corporation duly organized and validly existing under the laws of Switzerland. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. Parent is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing, individually or in the aggregate, that, individually or in the aggregate, have had, or would reasonably be expected to have a Parent Material Adverse Effect. For purposes of this Agreement, the term “Parent Material Adverse Effect” means any change, circumstance, development, state of facts, event or effect that could reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by Parent of the transactions contemplated by this Agreement.
1.2Authority; No Conflict; Required Filings and Consent.

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(a)Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and the applicable Ancillary Agreements, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub (other than the adoption of this Agreement by the stockholder of Merger Sub (which Parent shall cause to occur as soon as reasonably practicable following the execution of this Agreement) and the resolutions by the board of directors of Parent regarding the capital increases to issue the Closing Parent Stock Consideration and such number of Parent Ordinary Shares as required for any Contingent Payment). This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes, and each Ancillary Agreement, when executed and delivered by Parent and Merger Sub, as applicable (assuming due authorization, execution and delivery by the other parties thereto), shall constitute, a valid and binding obligation of Parent and Merger Sub, as applicable, enforceable against Parent and Merger Sub, as applicable, in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights or to general principles of equity.
(b)Except as may result from any facts or circumstances relating to the identity or regulatory status of the Company or its Affiliates, the execution, delivery and performance of this Agreement or the Ancillary Agreements by Parent and Merger Sub and the consummation of the transactions contemplated hereby or thereby do not and will not (i) violate any (A) applicable material Law, (B) applicable material Governmental Order, (C) applicable material Governmental Authorization or (D) material Contract of, or to which Parent or Merger Sub is a party or subject to or by which it or any of its assets or properties is otherwise bound, or (ii) constitute a breach or violation of, or a default under, the Constitutive Documents of Parent or Merger Sub.
(c)No consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Parent or Merger Sub in connection with the execution and delivery by Parent and the Merger Sub of this Agreement and, as applicable, the Ancillary Agreements, the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement and, as applicable, the Ancillary Agreements or the compliance by Parent and Merger Sub with the provisions of this Agreement and, as applicable, the Ancillary Agreements, except for (i) the filing of the Certificate of Merger with the office of the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, and (ii) the filing and registration with the commercial register of the Canton of Basel-Stadt of the capital increases to issue the Closing Parent Stock Consideration and such number of Parent Ordinary Shares as required for any Contingent Payment.
1.3Legal Proceedings. There is no Action or investigation pending against Parent or Merger Sub and, to the knowledge of Parent, no such Action or investigation has been threatened against Parent or Merger Sub, and Parent and Merger Sub are not subject to any Governmental Order that, individually or in the aggregate, has had, or would reasonably be expected to have a Parent Material Adverse Effect.
1.4Financial Capability. Parent and Merger Sub have, and will have, available as of the Closing, sufficient cash or other sources of immediately available funds to timely pay all amounts payable pursuant to this Agreement, including any Contingent Payments, if, as and

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when due, and Parent and Merger Sub’s obligations under this Agreement are not subject to any conditions regarding Parent and Merger Sub’s ability to obtain financing.
1.5Parent Ordinary Shares. The Parent Ordinary Shares, when issued and delivered in accordance with the terms hereof, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Parent’s articles of association and applicable federal and state securities laws, and will be issued in compliance with all applicable federal and state securities Laws.
1.6SEC Documents and Other Reports. Parent has filed all required documents with the SEC since April 8, 2021 (the “Parent SEC Documents”). As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as amended, as the case may be, and, at the respective times they were filed, none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated Financial Statements (including, in each case, any notes thereto) of Parent included in the Parent SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with IFRS (except, in the case of the unaudited statements, as permitted by Form 10 Q or the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present in accordance with IFRS the consolidated financial position of Parent and its consolidated subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to any other adjustments described therein and normal year end audit adjustments).
1.7Brokers; Payments to Third Parties. No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action, agreement or commitment of Parent or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement.
1.8No Other Representations or Warranties. Except for the representations and warranties contained in Article III (including, and subject to, the Company Disclosure Schedule), each of Parent and Merger Sub acknowledges that (i) neither the Company nor any of its Affiliates, stockholders, directors, officers, employees, agents or representatives, nor any other Person, made or shall be deemed to have made and (ii) each of Parent and Merger Sub has not relied on, any representation or warranty to Parent or Merger Sub or any of their respective stockholders, directors, officers, employees, agents or representatives, express or implied, at Law or in equity, regarding the Company or the subject matter of this Agreement. Any claims Parent or Merger Sub may have for breach of representation or warranty shall be based solely on the representations and warranties of the Company expressly set forth in Article III of this Agreement.
Article V

ADDITIONAL AGREEMENTS
1.1Access to Information. During the Pre-Closing Period, the Company shall use reasonable best efforts to cooperate with and afford to Parent’s officers, employees, accountants,

Certain confidential information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

counsel and other representatives, reasonable access, upon reasonable notice, during normal business hours and in a manner that does not disrupt or interfere with the business operations of the Company, to all of the properties, books, contracts, commitments, personnel and records (including Tax Returns) of the Company or otherwise directly or materially relating to the Company Business as currently conducted or as contemplated to be conducted as Parent shall reasonably request, and, during such period, the Company shall furnish promptly to Parent the information concerning the business, properties, assets and personnel of the Company as Parent may reasonably request. Without limitation of the foregoing, during the Pre-Closing Period, the Company shall promptly notify Parent of, and promptly (upon Parent’s written request) make available to Parent, (a) all preclinical and clinical data with respect to any of the Company Product Candidates that becomes available to the Company during the Pre-Closing Period and (b) any discussions, correspondence, filings or other documents by or with the FDA or any other Governmental Authority relating to any of the Company Product Candidates. Any access provided to Parent or information provided by the Company shall not constitute any expansion of or additional representations or warranties of the Company beyond those specifically set forth in Article III of this Agreement. Parent shall hold any such information provided by or on behalf of the Company to Parent or its representatives in accordance with the provisions of the Confidentiality Agreement. Notwithstanding the foregoing, the Company shall not have any obligation to provide Parent with any such access or information if providing such access or information would (i) be prohibited under applicable Law or fiduciary duty or the terms of any agreement to which the Company is a party as of the date hereof or (ii) jeopardize any attorney-client or other legal privilege; provided that Parent and the Company will work together to determine if a common interest agreement or other mechanism could provide protection of the privilege.
1.2Conduct of the Business.
(a)From the date of this Agreement to the earlier of the Closing or the date this Agreement is terminated pursuant to Article VII (the “Pre-Closing Period”), the Company shall, except as expressly required by the terms of this Agreement or with the prior written consent of Parent, use its commercially reasonable efforts to (i) conduct the Company Business in the ordinary course of business consistent with past practice and to notify Parent promptly (A) after receipt of any communication from any Governmental Authority or inspections of any manufacturing or preclinical or other study site and before giving any submission to a Governmental Authority and (B) prior to making any material change to a study protocol, adding new studies or trials, making any material change to a manufacturing plan or process, or making a material change to the development timeline for any of its product candidates or programs, (ii) maintain good working relationships with Persons having a material business relationship with the Company and (iii) keep in effect casualty, product liability, workers’ compensation and other insurance policies in coverage amounts substantially similar to those in effect as of the date hereof to the extent applicable to the Company or its business.
(b)Without limiting the generality of Section 5.2(a), except as expressly required by the terms of this Agreement or with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period, the Company shall not:
(i)terminate, employ or engage any Company Personnel;
(ii)amend the Constitutive Documents of the Company, the Voting Agreement or the Investor Rights Agreement;

Certain confidential information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

(iii)issue any Company Stock, or any rights, warrants, options, calls, commitments or other agreements of any character to purchase or acquire any Company Stock or any other award or instrument which is valued based upon the Company Stock;
(iv)split, combine or reclassify any Company Stock;
(v)declare, set aside or pay any dividend on, or make any other distribution in respect of, any Company Stock;
(vi)create, incur or assume any new Indebtedness, or issue or sell, or amend, modify or change any term of, any debt securities or share options, warrants, calls or other rights to acquire any debt securities of the Company, or guarantee or endorse any Indebtedness of another Person, make any loans, advances or capital contributions to, or investments in, any other Person, enter into any Contract to maintain any financial statement condition of another Person;
(vii)sell, license, abandon or subject to any Encumbrance, or otherwise dispose of any properties or assets of the Company;
(viii)with respect to Intellectual Property, (A) sell, assign, license, sublicense, encumber, impair, abandon, allow to lapse, transfer or otherwise dispose of any Intellectual Property, (B) fail to use commercially reasonable efforts to file and prosecute any pending Patent applications, or to renew or extend, as applicable, Company Intellectual Property or (C) disclose or otherwise make available or accessible any material confidential Know-How to any Person who is not subject to a written agreement to maintain the confidentiality of such Know-How or to the extent such disclosure is outside the ordinary course of business consistent with past practice;
(ix)acquire or agree to acquire (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial portion of the Capital Stock of, or by any other manner, any business or any other Person or any division thereof, or (B) any assets, other than in the ordinary course of business consistent with past practice, that are material, individually or in the aggregate, to the Company or its business;
(x)enter into any partnership, joint venture, joint development or other similar arrangement with one or more Persons;
(xi)adopt a plan of merger, consolidation, restructuring, recapitalization or other reorganization of the Company;
(xii)commence, participate in or agree to commence or participate in any bankruptcy, voluntary liquidation, dissolution, winding up, examinership, insolvency or similar proceeding in respect of the Company;
(xiii)enter into any Contract (or any substantially related Contracts, taken together) (A) that would constitute a Company Material Contract, (B) that would reasonably be expected to prevent or materially impede, interfere with or delay the consummation by the Company of the transactions contemplated by this Agreement or (C) with any Affiliate of the Company;

Certain confidential information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

(xiv)hire or retain any individual for employment or services with the Company or adopt, amend or terminate any Plan for the benefit of any employee or service provider of the Company;
(xv)(A) grant or provide any change of control, severance, retention, termination or similar payments or benefits to any Company Personnel or other individual (provided, however, that the Company may make severance or termination payments to employees in accordance with the terms of agreements between the Company and such employees as in effect on the date of this Agreement), (B) increase the compensation, bonus opportunity or other benefits of any Company Personnel, (C) pay to any current or former Company Personnel any compensation or benefit not provided for under any Plan, other than the payment of base cash compensation in the ordinary course of business consistent with past practice, (D) enter into trust, annuity or insurance contract or similar agreement or take any other action to fund or otherwise secure the payment of any compensation or benefit of any current or former Company Personnel, or (E) take any action to accelerate the time of payment or vesting of any compensation or benefit of Company Personnel;
(xvi)waive, release or assign any material rights or claims under, fail to take a material required action under, commit a material breach of, or materially modify, amend or terminate any Company Material Contract, in each case, in a manner that would adversely affect the Company Business as currently conducted or contemplated to be conducted;
(xvii)(A) adopt or make any changes to any Tax accounting methods, principles, practices or policies, (B) make, revoke or change any Tax election, (C) enter into any closing agreement or other agreement with a Tax Authority affecting a Tax liability or file any request for Tax rulings or special Tax incentives with any Tax Authority, (D) amend any Tax Return or file any Tax Return in a manner inconsistent with past practice, (E) surrender or compromise any right to claim a Tax refund, (F) consent to any waiver or extension of the statute of limitations applicable to any Tax Return or any Tax claim or assessment, or (G) settle or compromise any claim, notice, audit, assessment or other proceeding relating to Taxes;
(xviii)change in any material respect any of the accounting methods used by the Company or revalue any material assets of the Company, in each case unless required by GAAP or applicable Law;
(xix)bring, settle or compromise any Action on terms requiring the Company to take any material action or to abstain from taking any material action;
(xx)enter into a lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee);
(xxi)make any capital expenditures;
(xxii)materially delay payment of any account payable beyond its due date, or the date such liability would have been paid or collected, other than in the ordinary course of business consistent with past practice or to the extent the Company is contesting such payable or liability in good faith; and

Certain confidential information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

(xxiii)authorize any of, or commit, resolve or agree, whether in writing or otherwise, to take any of, the foregoing actions prohibited in this Section 5.2(b).
1.3Interim Efforts.
(a)Subject to the terms hereof, the Company and Parent shall each:
(i)use its reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable;
(ii)use its reasonable best efforts to make, as promptly as practicable, all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under any other applicable Law;
(iii)use its reasonable best efforts to obtain, as promptly as practicable, any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by the Company or Parent in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; and
(iv)execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement;
it being understood that neither the Company nor Parent shall be required to make any payments in connection with the fulfillment of their respective obligations under this Section 5.3(a).
1.4Notice of Certain Events. The Company shall give notice to Parent and Parent shall give notice to the Company, as promptly as reasonably practicable upon becoming aware of (a) any fact, change, condition, circumstance, event, occurrence or non-occurrence that has caused or is reasonably likely to cause any of the conditions set forth in Article VI, as applicable, not to be satisfied as of the Closing or (b) the institution of or the receipt in writing of any threat of institution of any Action (other than any Action with respect to Taxes) against it or any of its Subsidiaries related to this Agreement or the transactions contemplated hereby. The delivery of any notice pursuant to this Section 5.4 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice, or the representations or warranties of, or the conditions to the obligations of, the parties hereto.
1.5Confidentiality; Public Disclosure. The Confidentiality Agreement shall terminate upon the Closing. Each of the Company and Parent shall not, and each of the Company and Parent shall cause each of their respective Affiliates, agents and representatives not to, directly or indirectly, issue any press release or other public statement relating to the terms of this Agreement or the transactions contemplated hereby or use any other party’s name or refer to any other party directly or indirectly in connection with such party’s relationship with the other parties in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior written approval of Parent, on the one hand, and, prior to the Closing, the Company or, following the Closing, the Stockholder Representative, on the other hand, except (i) as required by applicable Law or any listing or securities exchange requirement, (ii) to the extent

Certain confidential information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

disclosure is made by a holder of Company Stock that is a venture capital or private equity fund to its partners and limited partners, subject to a duty of confidentiality, and is limited to the results of such holders investment in the Company and (iii) a press release by Parent announcing the Closing; provided that Parent shall provide the Company a reasonable opportunity to review and comment upon such press release prior to the Closing and will in good faith consider all reasonable comments.
1.6Directors’ and Officers’ Insurance and Indemnification.
(a)Prior to the Closing, the Company shall obtain a three (3) year “tail” directors’ and officers’ liability insurance policy covering acts or omissions occurring prior to the Closing Date with respect to those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy on terms with respect to such coverage and amount no less favorable in the aggregate to the Company’s directors and officers currently covered by such insurance than those of such policy in effect on the date hereof. Parent shall not nor shall it permit any of its Affiliates to amend or terminate such policy during its term.
(b)All rights to indemnification by the Company existing in favor of the D&O Indemnitees for their acts and omissions occurring prior to the Effective Time as provided in the Company Constitutive Documents (as in effect as of the date of this Agreement) and as provided in those indemnification agreements between the Company and such D&O Indemnitees (as in effect as of the date of this Agreement) listed in Section 5.6(b) of the Company Disclosure Schedule, in each case subject to the terms, conditions and limitations thereof, shall survive the Closing and shall be observed by the Surviving Corporation to the fullest extent available under applicable Law for a period of three years from the Effective Time, and any claim made requesting indemnification pursuant to such indemnification rights within such three (3)-year period shall continue to be subject to this Section 5.6(b) and the indemnification rights provided under this Section 5.6(b) until disposition of such claim. For a period of three (3) years following the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation will contain provisions with respect to indemnification that are at least as favorable to the D&O Indemnitees as those contained in the Company’s Constitutive Documents in effect immediately as of the date of this Agreement, which provisions will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the D&O Indemnitees; provided that the policy premiums for such term are fully paid by the Company prior to the Closing.
(c)This Section 5.6 shall survive the consummation of the Merger and the Effective Time, is intended to benefit and may be enforced by the current and former directors and officers of the Company (the “D&O Indemnitees”), and shall be binding on all successors and assigns of Parent and the Surviving Corporation.
1.7Tax Matters.
(a)Transfer Taxes. Except as provided in Section 2.8(b), the Stockholder Representative (on behalf of the Indemnifying Securityholders) shall be responsible for the timely payment of, and shall indemnify and hold harmless Parent from and against, all Transfer Taxes, if any, arising out of or in connection with the transactions contemplated by this Agreement. Parent shall cooperate with the Stockholder Representative in the preparation and filing of all necessary Tax Returns and other documentation with respect to Transfer Taxes.

Certain confidential information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

(b)Tax Returns. Parent shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns of the Company that are first due (taking into account any validly obtained extensions) after the Closing Date. Parent shall provide the Stockholder Representative, for its review and comment, copies of all Tax Returns that reflect a Tax for which the Indemnifying Securityholders may have an obligation to indemnify pursuant to this Agreement at least fifteen (15) days prior to the due date for such Tax Return (taking into account any validly obtained extensions of time to file) and shall consider in good faith all reasonable comments of the Stockholder Representative to such Tax Return.
(c)Apportionment of Taxes. For purposes of this Agreement, whenever it is necessary to apportion the liability for Taxes of the Company for a Straddle Tax Period, such liability shall be apportioned between the portion of the Straddle Tax Period ending on and including, and the portion of the Straddle Tax Period beginning after, the Closing Date by assuming that the Straddle Tax Period consisted of two (2) taxable periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date and items of income, gain, deduction, loss or credit of the Company for the Straddle Tax Period shall be allocated between such two (2) taxable years or periods on a “closing of the books basis” by assuming that the books of the Company were closed at the close of the Closing Date; provided, however, that (i) exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for amortization and depreciation, shall be apportioned between such two (2) taxable years or periods on a daily basis (notwithstanding that such exemptions, allowances or deductions may under applicable law be determined solely at the end of the taxable period), and (ii) Taxes of the Company (such as real property or other ad valorem Taxes, but, for the avoidance of doubt, not income, sales and use, or withholding Taxes) imposed on a periodic basis, shall be apportioned between the portion of the Straddle Tax Period ending on and including, and the portion of the Straddle Tax Period beginning after, the Closing Date by allocating to the periods before and after the Closing Date pro rata, based on the number of days of the Straddle Tax Period ending on (and including) the Closing Date, on the one hand, and the number of days in the Straddle Tax Period beginning after the Closing Date, on the other hand.
(d)Cooperation with Respect to Tax Matters. From and after the Closing Date, without limiting the obligations otherwise set forth in this Agreement, Parent and the Company, on the one hand, and the Stockholders’ Representative, on the other hand, shall reasonably cooperate, as and to the extent reasonably requested by the other party (and at the requesting party’s expense with respect to reasonable out-of-pocket costs incurred by the other party as a result of such request), in connection with the filing of any Tax Returns pursuant to this Agreement, any audit or other action, including any defense thereof, in respect of Taxes, and any other matters pertaining to the Taxes of the Company. Each party shall provide the other parties and their representatives reasonable access to (including the right to make copies of) such supporting books and records and any other materials that such party may reasonably request, at such party’s sole cost and expense, with respect to Tax matters relating to any taxable period beginning before the Closing Date, and shall make employees reasonably available on a mutually convenient basis to provide additional information and explanation of such materials. Notwithstanding anything to the contrary in this Agreement, Parent shall not be required to provide the Stockholders’ Representative (on behalf of the stockholders) with any Tax Return of Parent or any of its Affiliates (other than any such Tax Returns that relate solely to the Company).
(e)Termination of Tax Sharing Agreements. All Tax sharing agreements with respect to or involving the Company shall be terminated as of the Closing Date, and after

Certain confidential information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

the Closing Date the Company shall be bound thereby or have any liability thereunder (whether related to any period before or after the Closing).
(f)Tax Contests. Parent shall control the conduct of any Tax audit or administrative or judicial proceeding with respect to the Company (a “Tax Contest”). In the case of any such Tax Contest that relates to any Pre-Closing Tax Period (including the pre-Closing portion of any Straddle Tax Period) (a “Pre-Closing Tax Contest”), (i) Parent shall keep the Stockholders’ Representative (on behalf of the stockholders of the Company) reasonably informed of all material developments and events relating to such Pre-Closing Tax Contest (including promptly forwarding copies of any material related correspondence) and shall provide the Stockholders’ Representative (on behalf of the stockholders of the Company) with an opportunity to review and comment on any material correspondence before Parent sends such correspondence to any Tax Authority, and, at its own cost and expense, the Stockholders’ Representative (on behalf of the stockholders of the Company) shall have the right to participate in (but not control) the defense of such Pre-Closing Tax Contest and (ii) in no case shall Parent settle or otherwise compromise (or extend the statute of limitations or period of assessment or reassessment for) any such Pre-Closing Tax Contest that could give rise to an indemnity obligation under Section 8.1 without the Stockholder Representative’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).
(g)Code Section 483 Accounting. Within forty-five (45) days of any payment to the stockholders of the Company pursuant to this Agreement that is subject to Section 483 of the Code, Parent shall provide to the Stockholders’ Representative an accounting of such payment, for Tax purposes, setting forth the amount of such payment that constitutes interest and the amount of such payment that constitutes principal, computed in accordance with Section 483 of the Code and the Treasury Regulations promulgated thereunder. Each of Parent and the Stockholders’ Representative shall (and the Stockholders’ Representative shall cause the stockholders of the Company to) (i) timely file all forms and Tax Returns required to be filed in connection with such accounting, (ii) be bound by such filings, (iii) prepare and file, and cause their respective Affiliates to prepare and file, their Tax Returns on a basis consistent with such accounting, and (iv) not take any position, or cause their respective Affiliates to take any position, inconsistent with such accounting on any Tax Return or in any Tax proceeding; provided that notwithstanding anything in this Section (g) to the contrary, the parties shall be permitted to take a position inconsistent with that set forth in this Section (g) if required to do so or by a “determination” within the meaning of Section 1313(a) of the Code.
1.8Intellectual Property Matters.
(a)Subject to compliance with applicable Law, from the date hereof until the earlier termination of this Agreement or the Closing, the Company shall, and shall cause its Affiliates to, confer from time to time as requested by Parent and will provide access to appropriate personnel and information to enable Parent to plan for and to copy prior to Closing all information and data regarding the Company’s patent portfolio (including invention disclosures, Patent applications, and issued Patents) with respect to Patents included in the Company Owned Intellectual Property, and such other Patents that are Company Intellectual Property of which the Company or any of its Affiliates control prosecution or maintenance, from the Company’s patent portfolio management system to Parent’s patent portfolio management system.
(b)Prior to the Closing Date, the Company shall, and shall cause its Affiliates to, use commercially reasonable efforts to make all filings and payments and take those actions,

Certain confidential information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

as contemplated by the Intellectual Property Maintenance Plan to maintain the enforceability of and to further prosecute (as applicable) any Company Owned Intellectual Property, and if the Company or any of its Affiliates control prosecution or maintenance, any other Company Intellectual Property.
1.9Information Statement.
(a)As expeditiously as possible following the date hereof, Parent and the Company shall reasonably cooperate to (i) complete the preparation of an information statement accurately describing the material terms of this Agreement, the Merger and the provisions of Section 262 of the DGCL (the “Information Statement”), and (ii) thereafter deliver the Information Statement to the stockholders of the Company who are entitled to vote upon the adoption of this Agreement, informing them of the approval of the Merger by the holders of [***] of the Series A-1 Preferred Stock, and the obligation to vote in favor of the Merger by the holders of Company Stock who are party to the Voting Agreement. The Information Statement shall include a notice of the appraisal rights of the Company’s stockholders in accordance with the first sentence of Section 262(d)(2) of the DGCL. Promptly after the execution of this Agreement, the Company’s Board of Directors shall submit this Agreement for approval and adoption by the holders of Company Capital Stock and recommend that such holders approve and adopt this Agreement and the transactions contemplated hereby, including the Merger (such recommendation, the “Company Board Recommendation”). The Company shall use its best efforts to solicit and obtain, as promptly as practicable after the date hereof, and in compliance Applicable Law, the Company Charter and the Voting Agreement, from each holder of Company Capital Stock, a written consent and a joinder to this Agreement, substantially in the form attached hereto as Exhibit F hereto (the “Company Stockholder Consent and Joinder”). Without limiting the foregoing, the Company shall take all actions necessary or advisable to secure the Voting Agreement Approvals. The Board of Directors of the Company shall not alter, modify, change or revoke the Company Board Recommendation. For purposes hereof, the “Voting Agreement Approvals” means the approval of the Merger and the other transactions contemplated hereby in writing by all parties to the Voting Agreement.
(b)Prior to the Effective Time, the Company shall notify the holders of Company Options of the transactions contemplated hereby, in each case to the extent required by the terms and conditions of this Agreement, the Company’s Constitutive Documents, a Plan, any Laws, or any other agreements or instruments governing such securities and as contemplated herein, as the case may be.
1.10Listing of Parent Share. Parent shall cause the Parent Ordinary Shares to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Closing. Following the expiration of the Lock-Up Period and subject to applicable Law, Parent, at its expense, will provide such notices to its transfer agent as are required to permit removal of any legends from the Parent Ordinary Shares, in connection with their sale or transfer pursuant to Rule 144 promulgated under the Securities Act or otherwise.
1.11Contract Notice. The Company shall give the notices set forth in Section 5.11 of the Company Disclosure Schedule.
1.12No Solicitation.
(a)For all purposes of and under this Agreement, the term “Acquisition Proposal” shall mean any inquiry, offer, proposal or indication of interest (other than this

Certain confidential information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

Agreement or any other inquiry, offer, proposal or indication of interest by the Parent or an Affiliate of the Parent), or any public announcement of intention to make any inquiry, offer, proposal or indication of interest (including any request for information from the Company or its representatives), contemplating, relating to or otherwise involving in any way (i) any acquisition of the Company, whether effected pursuant to a tender or exchange offer, purchase of stock or assets, merger, consolidation or other form of transaction, (ii) any merger, consolidation or other similar transaction with or involving the Company as a result of which the holders of Company Stock, as a group, immediately prior to such transaction would own less than eighty percent (80%) of the voting equity interests in the surviving or resulting entity of such transaction immediately after the consummation thereof, (iii) any sale by the Company of any stock or assets of the Company (other than the sale of assets in the ordinary course of business consistent with past practice), (iv) any joint venture or other strategic investment in or involving the Company, or (v) any other similar extraordinary transaction involving the Company that is not in the ordinary course of business consistent with past practice.
(b)The Company, each holder of Company Preferred Stock shall, and shall cause their respective representatives to, (i) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the date hereof with respect to any Acquisition Proposal and (ii) not directly or indirectly encourage, solicit, initiate, facilitate, engage in or continue discussions or negotiations regarding an Acquisition Proposal or provide any additional information to any Person (other than the Parent, its Affiliates and their representatives) concerning a possible Acquisition Proposal.
Article VI

CONDITIONS TO CLOSING
1.1Conditions to Each Party’s Obligation to Effect the Closing. The respective obligations of each party to this Agreement to consummate the transactions contemplated by this Agreement shall be subject to satisfaction of the following conditions immediately prior to the Effective Time, any and all of which may be waived in whole or in part by each party to this Agreement, as applicable, to the extent permitted by applicable Law:
(a)Stockholder Approval. The Merger shall have received the Stockholder Approval.
(b)Governmental Approvals. All authorizations, consents, Governmental Orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Authority in connection with the Merger and the consummation of the other transactions contemplated by this Agreement, the failure of which to file, obtain or occur would have a Parent Material Adverse Effect or a Company Material Adverse Effect, shall have been filed, been obtained or occurred on terms and conditions which would not have a Parent Material Adverse Effect or a Company Material Adverse Effect.
(c)No Injunctions. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Governmental Order (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.

Certain confidential information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

1.2Additional Conditions to Obligations of Parent. The obligation of Parent to consummate the transactions contemplated by this Agreement shall be subject to satisfaction of the following conditions immediately prior to the Effective Time:
(a)Representations and Warranties. (i) The representations and warranties of the Company set forth in this Agreement (other than the Fundamental Representations) shall be true and correct in all material respects (without giving effect to any limitations as to “materiality,” “material” or “Company Material Adverse Effect” therein) as of the date of this Agreement and as of the Closing Date as though made on and as of each such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case the accuracy of such representations and warranties shall be determined as of such date), and (ii) the Fundamental Representations shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of each such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case the accuracy of such representations and warranties shall be determined as of such date) and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.
(b)Performance of Obligations of the Company. The Company shall have performed in all material respects all covenants and obligations required to be performed by it under this Agreement on or prior to the Closing Date; and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.
(c)Material Adverse Effect. Since the date hereof, there shall not have occurred any Company Material Adverse Effect.
(d)Contractual Consents. Parent shall have received evidence, in form and substance reasonably satisfactory to it, that the Company has obtained all consents and approvals of Third-Parties set forth in Section 6.2(d) of the Company Disclosure Schedule (other than any such consent or approval that is not required under a Contract that has terminated prior to the Closing).
(e)Payoff Letter. The Company shall have delivered to Parent customary payoff letters from the holders of Indebtedness identified in Section 6.2(e) of the Company Disclosure Schedule evidencing the amount necessary to repay or satisfy and discharge any Indebtedness outstanding thereunder and shall have made customary arrangements for such holders of such Indebtedness to deliver all related Encumbrances (except Permitted Encumbrances) releases to Parent as soon as practicable on or after the Closing; provided that Parent agrees that no such releases shall be effective prior to the consummation of the Closing;
(f)FIRPTA Certificate. Parent shall have received a properly executed certificate from the Company pursuant to Treasury Regulations section 1.1445-2(c)(3) (including a form of notice to the IRS along with written authorization for Parent to deliver such notice form to the IRS on behalf of the Company upon the Closing), and such certificate and form of notice shall be in the form of Exhibit D; provided, however, that if Parent does not receive such certificate, it shall be permitted to withhold Taxes as provided under Section 2.11.
(g)Written Consents. The Company shall have delivered to Parent written consents, constituting the Voting Agreement Approvals.

Certain confidential information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

(h)Consulting Agreements. The Company shall have delivered to Parent the Consulting Agreements, substantially in the form attached hereto as Exhibit E, duly executed by each of Enej Kuscer and Angelina Sekirnik and the Company.
(i)Exchange Agent Agreement. The Company shall have delivered to Parent the Exchange Agent Agreement, duly executed by the Stockholder Representative and the Exchange Agent.
(j)Lock-Up Agreement. The holders of Series A Preferred Stock and the holders of Series A-1 Preferred Stock shall have delivered to Parent the Lock-Up Agreement, duly executed by each of such holders.
1.3Additional Conditions to Obligations of the Company. The obligation of the Company to consummate the transactions contemplated by this Agreement shall be subject to satisfaction of the following conditions immediately prior to the Effective Time:
(a)Representations and Warranties. (i) The representations and warranties of Parent set forth in this Agreement shall be true and correct in all respects (in the case of any representation or warranty qualified by “materiality,” “material” or “Parent Material Adverse Effect”) and shall be true and correct in all material respects (in the case of any representation or warranty not qualified by “materiality,” “material” or “Parent Material Adverse Effect”) as of the date of this Agreement and as of the Closing Date as though made on and as of each such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case the accuracy of such representations and warranties shall be determined as of such date) and (ii) the representations and warranties of Parent set forth in Sections 4.1 and 4.2(a) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of each such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case the accuracy of such representations and warranties shall be determined as of such date); and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer or the chief financial officer of Parent to such effect.
(b)Performance of Obligations of Parent. Parent shall have performed in all material respects all covenants and obligations required to be performed by it under this Agreement on or prior to the Closing Date; and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer or the chief financial officer of Parent to such effect.
(c)Exchange Agent Agreement. Parent shall have delivered to the Company the Exchange Agent Agreement, duly executed by Parent.
(d)Lock-Up Agreement. Parent shall have delivered to the holders of Series A Preferred Stock and the holders of Series A-1 Preferred Stock the Lock-Up Agreement, duly executed by Parent.

Certain confidential information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

Article VII

TERMINATION AND AMENDMENT
1.1Termination. This Agreement may be terminated at any time prior to the Closing (with respect to Sections 7.1(b) through 7.1(d), by written notice by the terminating party to the other party):
(a)by mutual written consent of Parent and the Company;
(b)by either Parent or the Company if the Merger shall not have been consummated by the date that is two (2) months from the date hereof; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to have been consummated on or before such date;
(c)by either Parent or the Company if a Governmental Authority of competent jurisdiction shall have issued a non-appealable final Governmental Order or taken any other non-appealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 7.1(c) shall have complied with its obligations in Section 5.3 with respect to such Governmental Order or other action;
(d)by Parent, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 6.2(a) or Section 6.2(b) not to be satisfied and (ii) shall not have been cured within twenty (20) days following receipt by the Company of written notice from Parent of such breach or failure to perform, in each case, so long as each of Parent and Merger Sub is not in material breach of its obligations under this Agreement; or
(e)by the Company, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 6.3(a) or Section 6.3(b) not to be satisfied and (ii) shall not have been cured within twenty (20) days following receipt by Parent of written notice from the Company of such breach or failure to perform, in each case, so long as the Company is not in material breach of its obligations under this Agreement.
1.2Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Parent, the Company and their respective officers and directors; provided, however, that (a) any such termination shall not relieve any party from liability for damages for any Willful Breach of this Agreement (including such party’s obligation to close if it was otherwise obligated to do so under the terms of this Agreement) and (b) the provisions of Section 5.5 (Confidentiality; Public Disclosure), this Section 7.2 (Effect of Termination) and Article X (Miscellaneous) of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

Certain confidential information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

Article VIII

INDEMNIFICATION
1.1Indemnification of the Parent Indemnified Parties. Subject to the other provisions of this Article VIII, from and after the Closing, each holder of Company Preferred Stock (each, an “Indemnifying Securityholder”), shall, severally (in accordance with its Pro Rata Share) and not jointly, indemnify and hold Parent and its Affiliates (including, from and after the Closing, the Company) and each of their respective officers (or equivalents), directors (or equivalents), employees, shareholders, partners, members or other equity holders, agents and representatives (each, a “Parent Indemnified Party”) (subject to, and in accordance with, the provisions of this Article VIII) harmless from and against any and all Losses suffered or incurred by any such Parent Indemnified Party to the extent arising from or resulting from the following:
(a)any breach or inaccuracy by the Company of any representation or warranty set forth in Article III made as of the date of this Agreement and as of the Closing Date (as if such representation or warranty had been made as of the Closing Date), except to the extent expressly made as of an earlier date, in which case any breach or inaccuracy of any representations and warranties as of such earlier date (in each case, as such representations and warranties are modified by the Company Disclosure Schedule delivered contemporaneously with this Agreement) or in any certificate delivered by or on behalf of the Company pursuant to this Agreement;
(b)any breach or failure to perform by the Company any covenant or agreement of the Company, contained in this Agreement or in an Ancillary Agreement;
(c)any error or inaccuracy in the Closing Date Statement, including any Indebtedness, Transaction Expenses or other Balance Sheet Liabilities not accurately reflected, and any Intellectual Property Maintenance Costs exceeding $[***] in the aggregate (or such greater amount as Parent and the Stockholder Representative may agree to in writing (which writing may include email));
(d)any claim by any Person seeking to assert or based upon (i) any rights under the Constitutive Documents, the Voting Agreement or the Investor Rights Agreement, and (ii) any breach of fiduciary duties by the Company’s board of directors or officer prior to the Closing; and
(e)without duplication, any Pre-Closing Taxes.
With respect to Section 8.1(a), for purposes of determining the amount of any Losses, any qualifications as to “material,” “materiality” or “Company Material Adverse Effect” and variations of any of the foregoing shall be disregarded.
1.2Limitations on Indemnification.
(a)Notwithstanding anything to the contrary herein and subject to the provisions of Section 10.9, the Indemnifying Securityholders shall not be liable under Section 8.1(a) (other than with respect to breach or inaccuracy of the Fundamental Representations or in the case of common law actual fraud, including a scienter requirement; it being understood that such exception shall only apply to any Indemnifying Securityholder to the extent it participate in, or had knowledge of such fraud) (i) unless and until the aggregate Losses the Parent Indemnified

Certain confidential information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

Parties would otherwise recover under Section 8.1(a) exceed on a cumulative basis [***] (the “Threshold”), in which event the Indemnifying Securityholders shall be responsible for only the amount of Losses in excess of the Threshold, subject to the other limitations set forth in this Agreement or (ii) for aggregate Losses in excess of [***].
(b)Notwithstanding anything to the contrary in this Agreement, except with respect to claims for equitable relief pursuant to Section 10.9, the remedies provided under this Article VIII shall be the sole and exclusive remedies available with respect to claims by any Parent Indemnified Party under or arising out of this Agreement or otherwise relating to the transactions contemplated hereby, whether for breach of representation, warranty, covenant or agreement or otherwise. Nothing in this Section 8.2 shall be construed to limit a party’s rights under Section 10.9.
(c)In no event shall the aggregate liability of an Indemnifying Securityholder under Section 8.1 (other than in the case of common law actual fraud, including a scienter requirement; it being understood that such exception shall only apply to any Indemnifying Securityholder to the extent it participate in, or had knowledge of such fraud) exceed (i) the cash proceeds and Parent Ordinary Shares actually received by such Indemnifying Securityholder under this Agreement, (ii) any amount paid by Parent to the Scheduled Securityholder on behalf of the Company pursuant to Section 2.7(d) and (iii) Parent’s right of set-off described in Section 8.2(d).
(d)Notwithstanding anything in this Agreement to the contrary, in the event that it is finally determined in accordance with this Article VIII that a Parent Indemnified Party is entitled to indemnification, Parent and its Affiliates (which, from and after the Closing shall include the Company and any Subsidiaries) shall have the right, but shall not be obligated to, set off, against any Contingent Payment due to the Scheduled Securityholder under this Agreement, any amounts to which the Parent Indemnified Parties are entitled to indemnification pursuant to, and subject to the limitations set forth in, this Article VIII, applying such amounts in satisfaction, to the extent of such amount, of such owed amounts.
(e)To the extent a Parent Indemnified Party is entitled to recovery from an Indemnifying Securityholder hereunder, such Indemnifying Securityholder may, at its election and subject to any restrictions applicable under Swiss law, satisfy such claim in cash or through the delivery of Parent Ordinary Shares.
(f)If Parent Ordinary Shares are used to satisfy indemnification obligations hereunder, the number of shares shall be based on the Parent Trading Price as of the date of such determination; provided that the Parent Trading Price determined in such manner shall not be deemed to be less than Parent Trading Price as of the Closing Date. Notwithstanding the preceding sentence, to the extent such Indemnifying Securityholder has transferred such shares following the date of acquisition of such shares from Parent, the number of shares shall be based on the Parent Trading Price as of the date of such determination with respect to any Parent Ordinary Shares issued as Closing Parent Stock Consideration that have been held by the Indemnifying Securityholder since they were issued by Parent to such Indemnifying Securityholder.
(g)No Indemnifying Securityholder shall be liable for more than its Pro Rata Share of any Losses subject to indemnification under Section 8.1.
1.3Indemnification Claims.

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(a)In the event of a Third-Party Claim against a Parent Indemnified Party, such Parent Indemnified Party shall notify the Stockholder Representative (on behalf of the Indemnifying Securityholders) in writing of the Third-Party Claim promptly following receipt by such Parent Indemnified Party of notice of the Third-Party Claim; provided that failure to give such notification on a timely basis shall not affect the indemnification provided hereunder except to the extent the Indemnifying Securityholders shall have been actually prejudiced as a result of such failure. Thereafter, the Parent Indemnified Party shall deliver to the Stockholder Representative promptly after the Parent Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Parent Indemnified Party relating to the Third-Party Claim.
(b)Within thirty (30) days after delivery of such notice of a Third-Party Claim, the Stockholder Representative (on behalf of the Indemnifying Securityholders) may, upon written notice thereof to the Parent Indemnified Party and with counsel reasonably satisfactory to the Parent Indemnified Party, assume control of the defense of any such action, suit, proceeding or claim in which the Stockholder Representative agrees that, subject to the limitations set forth in this Article VIII, the Parent Indemnified Party shall be entitled to indemnification for any Losses incurred or suffered by it resulting from such claim. If the Stockholder Representative does not assume control of such defense, the Parent Indemnified Party shall control such defense. The party not controlling such defense may participate therein at its own expense (in the case of the Stockholder Representative, at the Indemnifying Securityholders’ expense); provided that if the Stockholder Representative assumes control of such defense and the Parent Indemnified Party reasonably concludes, based on advice from counsel, that the Stockholder Representative and the Parent Indemnified Party have conflicting interests with respect to such action, suit, proceeding or claim, the reasonable fees and expenses of counsel to the Parent Indemnified Party solely in connection therewith shall be considered “Losses” for purposes of this Agreement; provided, however, that in no event shall the Stockholder Representative be responsible for the fees and expenses of more than one (1) counsel for all Parent Indemnified Parties. The party controlling such defense shall keep the other party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider in good faith any recommendations made by the other party with respect thereto. All the parties hereto shall cooperate in the defense or prosecution of such Third-Party Claim. Such cooperation shall include the retention and (upon the Stockholder Representative’s request) the provision to the Stockholder Representative of records and information which are reasonably relevant to such Third-Party Claim, and making employees and other representatives and advisors available, at no cost and on a mutually convenient basis, to provide additional information and explanation of any material provided hereunder. If the Stockholder Representative does not assume the defense, the Parent Indemnified Party may not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Stockholder Representative (such consent not to be unreasonably withheld or delayed). The Stockholder Representative shall not agree to any settlement of such action, suit, proceeding or claim that (A) does not include a complete release of the Parent Indemnified Party from all liability with respect thereto, (B) provides for any relief, other than the payment of monetary damages, or (C) results in Losses in excess of the limitations set forth in Article VIII.
(c)Notwithstanding anything to the contrary in this Agreement, any Third-Party Claim related to Taxes shall be governed by Section 5.7(f) and shall not be subject to this Section 8.3.
(d)If a Parent Indemnified Party determines in good faith that it has a claim for indemnification under this Article VIII that does not involve a Third-Party Claim and wishes

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to assert such claim, such Parent Indemnified Party shall deliver to the Stockholder Representative a written notice (a “Claim Notice”) which contains (i) a description and the amount (the “Claim Amount”) of any Losses incurred or reasonably expected to be incurred (to the extent then known) by the Parent Indemnified Party, (ii) a statement that the Parent Indemnified Party is entitled to indemnification under this Article VIII and a reasonable explanation of the basis therefor and (iii) a demand for payment in the amount of such Losses. Within thirty (30) days after delivery of a Claim Notice, the Stockholder Representative shall deliver to the Parent Indemnified Party a written response in which the Stockholder Representative shall (A) agree that the Parent Indemnified Party is entitled to receive all of the Claim Amount, (B) agree that the Parent Indemnified Party is entitled to receive part, but not all, of the Claim Amount or (C) contest that the Parent Indemnified Party is entitled to receive any of the Claim Amount. If the Stockholder Representative in such response contests the payment of all or part of the Claim Amount, the Stockholder Representative and the Parent Indemnified Party shall use good faith efforts to resolve such dispute. If such dispute is not resolved within sixty (60) days following the delivery by the Stockholder Representative of such response, the Stockholder Representative and the Parent Indemnified Party shall each have the right to submit such dispute to a court of competent jurisdiction in accordance with the provisions of Section 10.10.
1.4Survival of Representations, Warranties and Covenants. Each party’s representations, warranties and covenants in this Agreement shall survive the Closing. Each party’s representations and warranties shall expire on the date that is one (1) year from the Closing Date; provided, however, that: (a) the Fundamental Representations, other than the representation and warranties of the Company in Section 3.8, shall survive the Closing until the date that is three (3) years from the Closing Date; (b) the representations and warranties of the Company in Section 3.11 shall expire on the date that is eighteen (18) months from the Closing Date; (c) the representations and warranties of the Company in Section 3.8 shall survive the Closing until ninety (90) days following the expiration of the applicable statute of limitations (taking into account all waivers and extensions thereof) and (d) the covenants and agreements set forth in Section 5.3 (Tax Matters) shall survive the Closing until ninety (90) days following the expiration of the applicable statute of limitations (taking into account all waivers and extensions thereof). If a Parent Indemnified Party delivers, before expiration of a representation, warranty or covenant, written notice in accordance with Section 8.2(g), then the applicable representation, warranty or covenant shall survive until, but only for purposes of, the resolution of any claims arising from or related to the matter covered by such notice. The rights to indemnification set forth in this Article VIII shall not be affected by any investigation conducted by or on behalf of the Parent Indemnified Party or any knowledge acquired (or capable of being acquired) by the Parent Indemnified Party, whether before or after the date of this Agreement or the Closing Date, with respect to the inaccuracy or noncompliance with any representation, warranty, covenant or obligation which is the subject of indemnification hereunder. Nothing in this Section 8.4 shall be construed to limit the survival of covenants, agreements and obligations that by their terms are to be performed or observed after the Closing or for which another time period is specified in this Agreement. The parties hereto further acknowledge that the time periods set forth in this Section 8.4 for the assertion of claims under this Agreement are the result of arms’-length negotiation between the parties and that they intend for the time periods to be enforced as agreed by the parties.
1.5Tax Treatment of Indemnity Payments. Any indemnification payments made by an indemnifying party pursuant to this Agreement shall be treated by the parties hereto as an adjustment to the Merger Consideration for Tax purposes to the maximum extent permitted by applicable Law.

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1.6No Duplication.
(a)For purposes of this Agreement, Losses shall be calculated after giving effect to any amounts actually recovered by any Parent Indemnified Party from third parties, including amounts recovered under (i) insurance policies (for the avoidance of doubt, excluding any self-insurance program or similar arrangement) (ii) any other indemnification or contribution arrangements with respect to such Losses, and the net of any reasonable out-of-pocket costs to recover such amounts; provided, however, that no Parent Indemnified Party shall have any affirmative obligation to pursue any such claim against any Third Party or to pursue recovery under any policy of insurance.
(b)Any Losses for indemnification under this Agreement shall be determined without duplication of recovery due to the facts giving rise to such Losses constituting a breach of more than one representation, warranty, covenant or agreement.
Article IX
STOCKHOLDER REPRESENTATIVE
1.1Powers of the Stockholder Representative.
(a)The Stockholder Representative shall have and may exercise all of the powers conferred upon him, her or it pursuant to this Agreement, including:
(i)the power to execute as Stockholder Representative any agreement or instrument entered into or delivered in connection with the transactions contemplated hereby;
(ii)the power to give or receive any notice or instruction permitted or required under this Agreement or any other agreement, document or instrument entered into or executed in connection herewith, to be given or received by the Stockholder Representative or any stockholder of the Company, and each of them, and to take any and all action for and on behalf of the stockholder of the Company, and each of them, under this Agreement and any other agreement, document or instrument on behalf of the stockholders of the Company;
(iii)the power to take any action and to execute any agreement or instrument necessary or reasonable to effect the delivery of Parent Ordinary Shares in connection with one or more Contingent Payments to the Scheduled Securityholders, including to execute one or more subscription forms (Zeichnungsschein) and to offset (Erklärung der Verrechnung) the Scheduled Securityholders’ claims for payment of one or more Contingent Payments against the claim of the Parent to pay the subscription amount for the Parent Ordinary Shares to be issued in connection with the Contingent Payment;
(iv)the power to take any action contemplated by Section 2.12 to be taken by the Stockholder Representative;
(v)the power (subject to the provisions of Section 8.2(g)) to (A) contest, negotiate, defend, compromise or settle any Actions for which a Parent Indemnified Party may be entitled to indemnification through counsel selected by the Stockholder Representative and solely at the cost, risk and expense of the Indemnifying

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Securityholders, (B) agree to, negotiate, enter into settlements and compromises of, and comply with Governmental Orders with respect to claims contemplated by Section 8.3(d), (C) resolve any claims contemplated by Section 8.3(d), (D) take any actions in connection with the resolution of any dispute relating hereto or to the transactions contemplated hereby and (E) take or forego any or all actions permitted or required of any Indemnifying Securityholder or necessary in the judgment of the Stockholder Representative for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement;
(vi)the power to consult with, engage and rely on legal counsel, independent public accountants and other experts selected by it solely at the cost and expense of the Indemnifying Securityholders (on a pro rata basis);
(vii)the power to review, negotiate and agree to and authorize any payments in satisfaction of any payment obligation, in each case, on behalf of the Indemnifying Securityholders, as contemplated thereunder;
(viii)the power to waive any terms and conditions of this Agreement providing rights or benefits to the stockholders of the Company (other than the payment of the consideration payable to such stockholders pursuant to Article II of this Agreement) in accordance with the terms hereof and in the manner provided herein;
(ix)the power to control and use the Representative Expense Fund in satisfaction of any reasonable costs and expenses related to the consultation with legal counsel, independent accountants and other experts selected by the Stockholder Representative; and
(x)the power to take any actions on behalf of the stockholders of the Company in regard to such other matters as are reasonably necessary for the consummation of the transactions contemplated hereby or as the Stockholder Representative reasonably believes are in the best interests of the stockholders of the Company.
(b)Notices. Any notice given to the Stockholder Representative after the Closing will constitute notice to each and all of the Indemnifying Securityholders at the time notice is given to the Stockholder Representative. Any action taken by, or notice or instruction received from, the Stockholder Representative will be deemed to be action by, or notice or instruction from, each and all of the Indemnifying Securityholders. Parent, Merger Sub, the Company and the Surviving Corporation may disregard any notice or instruction received from any one or more individual Indemnifying Securityholders.
(c)Agreement and Liability of the Stockholder Representative. The Stockholder Representative hereby agrees to do such acts, and execute such further documents, as shall be necessary to carry out the provisions of this Agreement. The Stockholder Representative shall not be personally liable as the Stockholder Representative to any Indemnifying Securityholder for any act done or omitted hereunder or under any agreements ancillary hereto as Stockholder Representative while acting in good faith. The Stockholder Representative shall not be liable for any action or omission pursuant to the advice of counsel.
(d)Reliance on Stockholder Representative. Parent, Merger Sub, their respective Affiliates (including after the Effective Time, the Surviving Corporation) and the

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Exchange Agent shall be entitled to conclusively and absolutely rely, without inquiry, on the appointment of Stichting Depositary Inkef Investment Fund as Stockholder Representative and treat such Stockholder Representative as the duly appointed attorney-in-fact of each Indemnifying Securityholder and as having the duties, power and authority provided for in this Agreement. Parent, Merger Sub, their respective Affiliates (including after the Effective Time, the Surviving Corporation) and the Exchange Agent shall be entitled to conclusively and absolutely rely, without inquiry, upon any action of the Stockholder Representative in all matters referred to in this Agreement and no party hereto or any Indemnifying Securityholder shall have any cause of action against Parent, Merger Sub, their respective Affiliates (including after the Effective Time, the Surviving Corporation) or the Exchange Agent for any action taken or omitted by Parent, Merger Sub, their respective Affiliates (including after the Effective Time, the Surviving Corporation) or the Exchange Agent in reliance upon any instructions, notice or other instruments delivered by, or decisions of, the Stockholder Representative. None of Parent, Merger Sub, their respective Affiliates (including after the Effective Time, the Surviving Corporation) or the Exchange Agent shall be held liable or accountable in any manner for any act or omission of the Stockholder Representative. No resignation of the Stockholder Representative shall become effective unless and until written notice of the replacement or resignation of such Stockholder Representative shall be provided to Parent and the Exchange Agent. Parent, Merger Sub, their respective Affiliates (including after the Effective Time, the Surviving Corporation) and the Exchange Agent shall be entitled to rely at any time after receipt of any such notice on the most recent notice so received. If the Stockholder Representative shall be unable or unwilling to serve in such capacity, his, her or its successor who shall serve and exercise the powers of the Stockholder Representative hereunder shall be appointed by a written instrument signed by holders of Company Stock who held, as of immediately prior to the Effective Time, a majority (by voting power) of the then outstanding shares of Company Stock.
(e)The Indemnifying Securityholders will indemnify, defend and hold harmless the Stockholder Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel) (collectively, “Representative Losses”) arising out of or in connection with the Stockholder Representative’s execution and performance of this Agreement and any agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Stockholder Representative, the Stockholder Representative will reimburse the Indemnifying Securityholders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. If not paid directly to the Stockholder Representative by the Indemnifying Securityholders, any such Representative Losses may be recovered by the Stockholder Representative from (i) the funds in the Representative Expense Fund, and (ii) from any Contingent Payments at such time as any such amounts would otherwise be distributable to the Indemnifying Securityholders; provided that while this section allows the Stockholder Representative to be paid from the aforementioned sources of funds, this does not relieve the Indemnifying Securityholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Stockholder Representative from seeking any remedies available to it at law or otherwise. In no event will the Stockholder Representative be required to advance its own funds on behalf of the Indemnifying Securityholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of the Indemnifying Securityholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Stockholder Representative under this Section. The foregoing indemnities will survive the

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Closing, the resignation or removal of the Stockholder Representative or the termination of this Agreement.
Article X
MISCELLANEOUS
1.1Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service or (iii) on the date of confirmation of receipt (or, the first (1st) Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile, in each case to the intended recipient as set forth below.
(a)if to Parent or Merger Sub, to:
VectivBio Holding AG
Aeschenvorstadt 36
4051 Basel
Switzerland
Attention: [***]
Email: [***]
with a copy to (which shall not constitute notice):
VectivBio Holding AG
Aeschenvorstadt 36
4051 Basel
Switzerland
Attention: [***]
Email: [***]
Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Avenue, NW
Washington, DC 20005
Attention: [***]
Email: [***]
(b)if to the Company, to:
Comet Therapeutics, Inc.
Attention: [***]
Email: [***]
with a copy to (which shall not constitute notice):
Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
One Marina Park Drive, Suite 900
Boston, MA 02210
Attention: [***]

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Email: [***]
(c)if to the Stockholder Representative, to:
Stichting Depositary Inkef Investment Fund
Attention: [***]
Email: [***]
Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, or ordinary mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.
1.2Entire Agreement. This Agreement (including the Company Disclosure Schedule and the Exhibits hereto and other documents and instruments referred to herein that are to be delivered at the Closing) and the Ancillary Agreements constitute the entire agreement among the parties to this Agreement and supersede any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect until the Effective Time.
1.3No Third-Party Beneficiaries. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the parties hereto and their permitted successors and assigns, any rights or remedies under or by reason of this Agreement or any other certificate, document, instrument or agreement executed in connection herewith nor be relied upon other than the parties hereto and their permitted successors or assigns except (a) the Parent Indemnified Parties and Indemnifying Securityholders not party hereto are entitled to the rights and remedies of third-party beneficiaries with respect to Article VIII and (b) the D&O Indemnitees are entitled to the rights and remedies of third-party beneficiaries with respect to Section 5.6.
1.4Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void, except that Parent and Merger Sub may transfer or assign their rights and obligations under this Agreement, in whole or from time to time in part, to one or more of their Affiliates; provided, however, that (i) Parent shall provide prior written notice of such assignment to the Company and the Stockholder Representative, (ii) such Affiliate shall agree in writing to be bound by the terms and conditions of this Agreement, (iii) Parent shall remain liable for the performance by such Affiliate of any such assigned obligations and (iv) such transfer or assignment shall not enlarge, alter or change any obligation of any other party hereto or due to Parent. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.
1.5Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term

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or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.
1.6Counterparts and Signature. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other party, it being understood that the parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile or .pdf transmission.
1.7Interpretation. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (a) “either” and “or” are not exclusive and “include,” “includes” and “including” are not limiting, regardless of the inclusion or exclusion or “without limitation” or words of similar import; (b) “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (c) “date hereof” refers to the date set forth in the initial caption of this Agreement; (d) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (e) descriptive headings, the table of defined terms and the table of contents are inserted for convenience only and do not affect in any way the meaning or interpretation of this Agreement; (f) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (g) references to a person or entity are also to its permitted successors and assigns; (h) references to an “Article,” “Section,” “Exhibit” or “Schedule” refer to an Article or Section of, or an Exhibit or Schedule to, this Agreement; (i) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; and (j) references to a Law include any amendment or modification to such Law and any rules, regulations and delegated legislation issued thereunder, whether such amendment or modification is made, or issuance of such rules or regulations occurs, before or, only with respect to events or developments occurring or actions taken or conditions existing after the date of such amendment, modification or issuance, after the date of this Agreement, but only to the extent such amendment or modification, to the extent it occurs after the date hereof, does not have a retroactive effect. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party hereto. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.
1.8Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.
1.9Remedies. The parties hereto agree that irreparable harm would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached and that monetary damages would not provide adequate

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remedy in such event. It is accordingly agreed that without posting bond or other undertaking, the parties hereto shall be entitled to seek injunctive or other equitable relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. The parties hereto further agree that (a) by seeking any remedy provided for in this Section 10.9, a party hereto shall not in any respect waive its right to seek any other form of relief that may be available to such party hereto under this Agreement and (b) nothing contained in this Section 10.9 shall require any party hereto to institute any Action for (or limit such party’s right to institute any Action for) specific performance under this Section 10.9 before exercising any other right under this Agreement.
1.10Submission to Jurisdiction. With respect to any Action resulting from, relating to or arising out of this Agreement, each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court. In any such Action resulting from, relating to or arising out of this Agreement, each of the parties hereto irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise (a) any claim that it is not subject to the jurisdiction of the above courts, (b) that its property is exempt or immune from attachment or execution in any such Action in the above-named courts, (c) that such Action is brought in an inconvenient forum, (d) that the venue of such Action is improper and (e) that such Action should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such courts. Each of the parties hereto hereby agrees not to commence any such Action other than before one of the above-named courts. Each of the parties hereto also hereby agrees that any final and unappealable judgment against a party in connection with any such Action shall be conclusive and binding on such party and that such judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment. With respect to any Action for which it has submitted to jurisdiction pursuant to this Section 10.10, each party irrevocably consents to service of process in the manner provided for the giving of notices pursuant to Section 10.1. Nothing in this Section 10.10 shall affect the right of any party to serve process in any other manner permitted by Law. The foregoing consent to jurisdiction shall not (a) constitute submission to jurisdiction or general consent to service of process in the State of Delaware for any purpose except with respect to any Action resulting from, relating to or arising out of this Agreement or (b) be deemed to confer rights on any Person other than the respective parties to this Agreement.
1.11WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY FOR ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH, TERMINATION OR VALIDITY THEREOF OR ANY TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NEITHER THE OTHER PARTY HERETO NOR ITS REPRESENTATIVES, AGENTS OR ATTORNEYS HAVE REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY

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HERETO UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY HERETO MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HERETO HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 10.11. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
1.12Amendment. This Agreement may not be amended except by an instrument in writing making specific reference to this Agreement and signed on behalf of each of the parties hereto.
1.13Extension; Waiver. At any time prior to the Closing, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party making specific reference to this Agreement. Such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
1.14Company Disclosure Schedule. The Company Disclosure Schedule shall be arranged, for purposes of convenience only, in Sections corresponding to the numbered Sections contained in Article III and the disclosure in any Section shall qualify (i) the corresponding Section in Article III in which such representation of warranty appears, (ii) any other Section in Article III, to the extent the exceptions or disclosures in any part of the Company Disclosure Schedule explicitly cross-reference another part of the Company Disclosure Schedule corresponding to such representation and warranty, and (iii) any other Sections in Article III to the extent that it is reasonably apparent that such exception or disclosure also qualifies or applies to such other Sections. No reference to or disclosure of any item or other matter in the Company Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material (nor shall it establish a standard of materiality for any purpose whatsoever) or that such item or other matter is required to be referred to or disclosed in the Company Disclosure Schedule or that such item or other matter is outside the ordinary course of business. The information set forth in the Company Disclosure Schedule is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including of any violation of Law or breach of any agreement.
1.15Expenses. Except as otherwise contemplated by this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated, except that all fees and expenses of the Exchange Agent shall be paid by Parent.
1.16Conflict of Interest. If the Stockholder Representative so desires, acting on behalf of the Indemnifying Securityholders and without the need for any consent or waiver by the

Certain confidential information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

Company or Parent, Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (“Gunderson”) shall be permitted to represent the Indemnifying Securityholders after the Closing in connection with any matter, including, without limitation, anything related to the transactions contemplated by this Agreement, any other agreements referenced herein or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, Gunderson shall be permitted to represent the Indemnifying Securityholders, any of their agents and Affiliates, or any one or more of them, in connection with any negotiation, transaction or dispute (including any litigation, arbitration or other adversary proceeding) with Parent, the Company or any of their agents or Affiliates under or relating to this Agreement, any transaction contemplated by this Agreement, and any related matter, such as claims or disputes arising under other agreements entered into in connection with this Agreement, including with respect to any indemnification claims. Upon and after the Closing, the Company shall cease to have any attorney-client relationship with Gunderson, unless and to the extent Gunderson is specifically engaged in writing by the Company to represent the Company after the Closing and either such engagement involves no conflict of interest with respect to the Indemnifying Securityholders or the Stockholder Representative consents in writing at the time to such engagement. Any such representation of the Company by Gunderson after the Closing shall not affect the foregoing provisions hereof.
1.17Attorney-Client Privilege. All communications involving attorney-client confidences between a Company stockholder, its affiliates or the Company and Gunderson specifically related to the negotiation, documentation and consummation of the Merger and the transactions contemplated hereby (the “Protected Communications”) shall be deemed to be attorney-client confidences and communications that belong solely to such Company stockholder and their affiliates, and not that of the Surviving Corporation, following the Closing, and may be waived only by the Stockholder Representative. Absent the consent of the Stockholder Representative, neither Parent nor the Surviving Corporation shall have a right to access attorney-client privileged material of the Company related to the Merger and the transactions contemplated hereby following the Closing and neither the Parent nor the Surviving Corporation shall assert that the attorney-client privilege of the Company specifically related to the Merger was waived due to the inadvertent transfer of attorney-client privileged material after the Closing (either because they were included in the computer server(s) of the Surviving Corporation or were otherwise within the records of the Surviving Corporation after the Closing). Notwithstanding the foregoing, (y) if a dispute arises between the Company, Parent or any of its subsidiaries or Affiliates, on the one hand, and a third party other than the stockholders of the Company, on the other hand, then Parent may assert the attorney-client privilege to prevent the disclosure of the Protected Communications to such third party and (z) if Parent is legally required by Governmental Order (any such request or order, a “Legal Request”) to access or obtain a copy of all or a portion of the Protected Communications, Parent shall be entitled to access or obtain a copy of and disclose the Protected Communications to the extent necessary to comply with any such Legal Request. In the event of any Legal Request, Parent shall promptly notify the Stockholder Representative in writing (prior to the disclosure by Parent of any Protected Communications to the extent legally permitted) so that the Stockholder Representative can seek a protective order and Parent agrees to use reasonable best efforts (at the sole cost and expense of the Stockholder Representative) to assist therewith.
1.18Joint Negotiation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The parties

Certain confidential information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

each hereby acknowledge that this Agreement reflects an agreement between sophisticated parties derived from arm’s-length negotiations. Further, prior drafts of this Agreement or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement shall not be used as an aide of construction or otherwise constitute evidence of the intent of the parties hereto; and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of such prior drafts.
[Remainder of Page Intentionally Left Blank; Signature Page Follows]

Certain confidential information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

IN WITNESS WHEREOF, the undersigned parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.
VECTIVBIO HOLDING AG
By:        /s/ Luca Santarelli
Name: Luca Santarelli
Title: Chief Executive Officer
By:        /s/ Claudia D’Augusta
Name: Claudia D’Augusta
Title: Chief Financial Officer
COMET MERGER SUB, INC.
By:        /s/ Claudia D’Augusta
Name: Claudia D’Augusta
Title: Chief Financial Officer

[Signature Page to Merger Agreement]
Certain confidential information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

IN WITNESS WHEREOF, the undersigned parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.
COMET THERAPEUTICS, INC.
By:        [***]
Name: [***]
Title: Director

[Signature Page to Merger Agreement]
Certain confidential information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

IN WITNESS WHEREOF, the undersigned parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.
STICHTING DEPOSITARY INKEF INVESTMENT FUND
(solely in its capacity as the Stockholder Representative)
By:        [***]
Name: [***]
Title: Director
By:        [***]
Name: [***]
Title: Managing Director
[Signature Page to Merger Agreement]
Certain confidential information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

Exhibit A
[***]
Certain confidential information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

Exhibit B

Closing Steps
This Exhibit sets forth the transactions to be effectuated in connection with the Closing:

#	Date	Time (if relevant)	Action
1.	Prior to Signing Date		Incorporation of Merger Sub by Parent Date
2.	Signing Date		Execution of Agreement and Plan of Merger
3.	Prior to Closing Date		Receipt of written consents of the stockholders of the Company approving the Merger
4.	Prior to Closing Date		Company board approving Merger
5.	Prior to Closing Date		Parent board approving capital increase to issue the Closing Parent Stock Consideration
6.	Prior to Closing date		All closing conditions met or waived (to the extent permissible)
7.	Closing Date		Merger Agreement to be filed with the Secretary of State of the State of Delaware
8.	Closing Date		Merger Effective Time
9.	Closing Date + 1 Business Day	Prior to 8 a.m. CEST	Exchange Agent to execute contribution in kind agreement with Parent on contribution of 999,999 shares of common stock in Surviving Corporation
10.	Closing Date + 1 Business Day	Prior to 8 a.m. CEST	Parent board to execute capital increase report
11.	Closing Date + 1 Business Day	Prior to 8 a.m. CEST	Auditor to issue auditor confirmation on capital increase report
Certain confidential information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

12.	Closing Date + 1 Business Day	Prior to 8 a.m. CEST	Parent board to confirm capital increase by contribution in kind of 999,999 shares of common stock in Surviving Corporation in front of public notary
13.	Closing Date + 1 Business Day	No later than 10 a.m. CEST	Filing of capital increase documentation with Commercial Register of Canton Basel-Stadt
14.	Closing Date + 1 Business Day	3 p.m. CEST at the latest	Confirmation by the Federal Commercial Register Office on registration of capital increase
15.	Closing Date + 1 Business Day	5 p.m. CEST at the latest	Delivery of new Parent Ordinary Shares by Exchange Agent to former holders of shares of Company Preferred Stock
Certain confidential information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

Exhibit C
[***]
Certain confidential information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

Exhibit D
[***]
Certain confidential information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

Exhibit E

[***]

Certain confidential information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

Exhibit F

[***]
Certain confidential information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

Exhibit G
[***]
Certain confidential information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

Schedules
[***]
Certain confidential information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.